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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE FIRST MARBLEHEAD CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

September 19, 2008

Fellow Stockholders:

Our 2008 annual meeting of stockholders will take place on Thursday, November 6, 2008 at 12:00 p.m., local time, at the offices of our corporate counsel, WilmerHale, located at 60 State Street, Boston, Massachusetts 02109. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

Information concerning the matters to be considered and voted upon at the annual meeting is set out in the notice of 2008 annual meeting of stockholders and proxy statement. The proxy statement describes the matters and provides other information you may find useful in deciding how to vote.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply mark, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in "street name"—that is, held for your account by a bank, broker, trust or other holder of record—you will receive instructions from the holder of record that you must follow for your shares to be voted.

We are pleased to take advantage of the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders' receipt of proxy materials, lower costs and reduce the environmental impact of our annual meeting.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote.

Thank you for your ongoing support and continued interest in The First Marblehead Corporation.

Sincerely,

Peter B. Tarr
 Chairman of the Board

THE FIRST MARBLEHEAD CORPORATION
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts 02199

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	12:00 p.m., local time, on Thursday, November 6, 2008
Place	WilmerHale 60 State Street Boston, Massachusetts 02109
Directions to WilmerHale's offices are available at www.wilmerhale.com/offices/offices/visitingus.aspx?officeid=1
Items of Business	At the meeting, we will ask you and our other stockholders to:
(1) elect nine directors for terms to expire at the next annual meeting of stockholders;
(2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009; and
(3) transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.
The board of directors has no knowledge of any other business to be transacted at the annual meeting.
Record Date	You may vote if you were a stockholder of record at the close of business on September 12, 2008.
Proxy Voting	It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the meeting. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted.
Website	Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 6, 2008: This notice, the attached proxy statement, our 2008 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended June 30, 2008, are available on our website at www.firstmarblehead.com. In addition, you may access these materials at http://ww3.ics.adp.com/streetlink/fmd, which does not have "cookies" that identify visitors to the site.

By order of the Board of Directors,

Gregory M. Woods Secretary

September 19, 2008
Boston, Massachusetts

THE FIRST MARBLEHEAD CORPORATION
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts 02199

PROXY STATEMENT

For Our Annual Meeting of Stockholders to be held on November 6, 2008

        The First Marblehead Corporation, a Delaware corporation (referred to as "we," "us" or "First Marblehead" in this document), has furnished this proxy statement to you because our board of directors is soliciting your proxy to vote at our 2008 annual meeting of stockholders. The annual meeting will be held on Thursday, November 6, 2008, at 12:00 p.m., local time, at the offices of our corporate counsel, WilmerHale, located at 60 State Street, Boston, Massachusetts 02109. For information on how to obtain directions to attend the annual meeting and how to vote in person, please contact Investor Relations by emailing info@firstmarblehead.com or calling (800) 895-4283. If the annual meeting is adjourned for any reason, the proxies may be used at any adjournments of the annual meeting.

        This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions at the annual meeting, if you do not plan to attend in person.

        We are making this proxy statement and our annual report to stockholders for the fiscal year ended June 30, 2008 available to stockholders for the first time on or about September 22, 2008. We refer to the year ended June 30, 2008 as "fiscal 2008" and the year ended June 30, 2007 as "fiscal 2007" throughout this proxy statement.

        Our annual report on Form 10-K for fiscal 2008, as filed with the Securities and Exchange Commission, or SEC, including our audited financial statements, is available free of charge on our website at www.firstmarblehead.com or through the SEC's electronic data system at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you free of charge, either: write to Investor Relations, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199, or email Investor Relations at info@firstmarblehead.com.

 INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote?

        Holders of record of our common stock at the close of business on September 12, 2008 are entitled to one vote per share on each matter properly brought before the meeting. As of the close of business on September 12, 2008, we had 98,977,170 shares of our common stock outstanding.

        A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Gregory M. Woods, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from October 27, 2008 up to the time of the meeting.

Am I entitled to vote if my shares are held in "street name?"

        If the shares you own are held in "street name," notice of Internet availability of these proxy materials has been forwarded to you by the record holder of your shares, typically your bank or brokerage firm. You have the right to direct the record holder how to vote your shares, and the record holder is required to vote according to your instructions. To instruct your record holder how to vote your shares, please follow the directions the record holder provides to you. Many banks and brokerage firms solicit voting instructions over the Internet or by telephone.

        Under the rules of the New York Stock Exchange, if you do not give voting instructions to the record holder, it will be permitted to vote your shares with respect to certain "discretionary" items, but will not be permitted to vote your shares with respect to certain "non-discretionary" items. The election of directors (proposal one) and the ratification of the appointment of our independent registered public accounting firm (proposal two) are each considered discretionary items under the New York Stock Exchange rules. If the record holder does not exercise its discretionary authority with regard to any such proposal, your shares will be treated as "broker non-votes" on the particular matter.

        If your shares are held in street name, you are cordially invited to attend the annual meeting, but please bring an account statement or letter from the stockholder of record that confirms you are the beneficial owner of those shares as of the record date. You may not vote your shares in person at the meeting unless you obtain a proxy, executed in your favor, from the holder of record of your shares.

How may I vote if I am a stockholder of record?

        If you are a stockholder of record (i.e., you hold shares in your name in an account with our stock transfer agent, Computershare Trust Company, N.A.), you may vote your shares in person or by proxy:

  •
  to vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

  •
  to vote by proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card.

        The proxy card solicited by our board of directors provides stockholders the choice of voting for each of the director nominees or withholding votes for each of the nominees (proposal one) and the choice of approving, disapproving or abstaining with respect to the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009 (proposal two). If you indicate a choice on the proxy card with respect to any matter to be acted upon, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, your shares will be voted according to the board of directors' recommendations, as indicated in this proxy statement.

How may I change my vote?

        If you are a stockholder of record, even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

  •
  send written notice to Gregory M. Woods, our Secretary, at our address above;

  •
  send us another signed proxy with a later date; or

  •
  attend the meeting, notify our Secretary that you are present, and then vote by ballot.

        If you own shares in "street name," the record holder of your shares should provide you with appropriate instructions for changing your vote.

 How many shares must be present to hold the annual meeting?

        In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote at the meeting, that is, at least 49,488,586 shares.

        Shares of common stock present in person or represented by proxy (including any "broker non-votes" and shares that abstain or provide no voting instructions with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

        If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

  Proposal One—Election of Directors

        Under our by-laws, directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the nine nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether that number represents a majority of the votes cast.

  Proposal Two—Ratification of Appointment of KPMG LLP

        Under our by-laws, the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter is needed to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

How will votes be counted?

        Each share of common stock will be counted as one vote. Neither votes withheld for a particular nominee nor broker non-votes will have an effect on the outcome of the election of directors. Under our by-laws, neither abstentions nor broker non-votes will have an effect on the outcome of proposal two.

How does the board of directors recommend that I vote?

        Our board of directors recommends that you vote:

  •
  FOR proposal one—to elect our nine nominees to the board of directors

  •
  FOR proposal two—to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009

Will any other business be conducted at the annual meeting?

        Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting was September 8, 2008. If any other matter properly comes before the meeting, the persons named in the proxy card will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Who pays for the solicitation of proxies?

        We will bear the costs of soliciting proxies. In addition to solicitations by mail and via the Internet, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested banks, brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the banks, brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2009 annual meeting?

        Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2009 annual meeting and who wishes the proposal to be included in the proxy statement and proxy card for that meeting must submit the proposal in writing to: Corporate Secretary, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199, before May 25, 2009. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

        If you wish to present a proposal at the 2009 annual meeting, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must also give written notice to us at the address noted above. Our by-laws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to November 6, 2009. However, if the 2009 annual meeting is scheduled to be held prior to October 17, 2009 or after January 5, 2010, your notice must be received no earlier than the 90th day prior to the 2009 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2009 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2009 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

DISCUSSION OF PROPOSALS

Proposal One: Election of Directors

        Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Stephen E. Anbinder, William R. Berkley, Dort A. Cameron III, Henry Cornell, George G. Daly, Peter S. Drotch, William D. Hansen, Daniel Meyers and PeterB. Tarr for election as directors. Leslie L. Alexander, who currently serves as a director, is not standing for re-election at the annual meeting and therefore is not among the nominees. Our board has set the number of directors at ten. Following the 2008 annual meeting of stockholders, we will have a vacancy on our board of directors as a result of Mr. Alexander's decision not to stand for re-election. Pursuant to our by-laws, we intend to fill this vacancy by vote of a majority of our remaining directors, which is expected to occur after the 2008 annual meeting.

        The persons named in the proxy card will vote to elect each of the nominees as a director, unless the proxy is marked otherwise. Each director will be elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees is currently a director, and each has indicated a willingness to serve as director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

        On December 21, 2007, we entered into an Investment Agreement with affiliates of GS Capital Partners (the "Purchasers"). Under the terms of the Investment Agreement, as amended, and a related assignment agreement, GS Capital Partners VI Parallel, L.P. ("GS Parallel") has the right to nominate a representative of our board of directors for so long as the Purchasers collectively hold at least 100 shares of our common stock and other securities, certificates or instruments issued by us, any of our subsidiaries or any securitization trust sponsored, structured or administered by us or any of our subsidiaries that have an aggregate face value or purchase price of at least $25 million. GS Parallel's nominee must be reasonably acceptable to our Nominating and Corporate Governance Committee. GS Parallel has nominated Mr. Cornell to serve as a member of our board of directors.

        No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director is related by blood, marriage or adoption to any other director or executive officer.

        Our board of directors recommends a vote FOR each of the nominees.

  Director Nominees

        Set forth below are the names of each nominee for director, the year in which they first became a director, their ages as of August 31, 2008, their positions and offices with us, their principal occupations and business experience during the five years ended June 30, 2008, and the names of other public companies for which they serve as a director.

STEPHEN E. ANBINDER
Age: 70

        Stephen E. Anbinder is a co-founder of First Marblehead and has served as Vice Chairman of the Board of Directors since May 2002. Mr. Anbinder served as a consultant to us from June 2006 to December 2007, following his retirement as an employee. Mr. Anbinder previously served as our President, from December 1995 to May 2002, and Treasurer, from May 2002 to June 2003. From 1980 to 1981 and from 1962 to 1969, Mr. Anbinder held positions with Scudder Stevens & Clark, an investment counseling firm, serving most recently as a Vice President and member of its investment policy committee. From 1970 to 1979, Mr. Anbinder served as a Managing Director of Dillon Read & Company, a securities brokerage firm, where he headed the fixed income capital markets group and was a member of the board of directors. Mr. Anbinder received a B.A. from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.

WILLIAM R. BERKLEY
Age: 62

        William R. Berkley has served as a director since December 1995, and as our Lead Director since January 2004. Mr. Berkley served as interim Chairman of the Board of Directors from September 2005 until October 2005. Mr. Berkley has served as Chairman of the Board of Directors and Chief Executive Officer of W.R. Berkley Corporation, a publicly held property casualty insurance company, since its formation in 1967. Mr. Berkley also serves as President and Chief Operating Officer of W. R. Berkley Corporation, positions he has held since 2000. Mr. Berkley also serves as Chairman of the Board or director of a number of other public and private companies. These include Associated Community Bancorp, Inc., a bank holding company which owns all of the issued and outstanding capital stock of Connecticut Community Bank, N.A., a federally chartered commercial bank; and Interlaken Capital, Inc., a private investment firm. Mr. Berkley is Vice Chairman of the Board of Trustees of New York University; Chairman of the Board of Overseers of The Leonard N. Stern School of Business of New York University; a Director of Georgetown University; and Chairman of the Board of Directors of Achievement First, a non-profit charter school management organization. Mr. Berkley received a B.S. from New York University and an M.B.A. from the Harvard Graduate School of Business Administration.

DORT A. CAMERON III
Age: 63

        Dort A. Cameron III has served as a director since December 1995. Mr. Cameron is a private investor who has served as the Managing Member of the Airlie Group, a money management firm, since 1994. From 1993 to 2000, Mr. Cameron served as Chairman of Entex Information Services, Inc., a provider of distributed computing infrastructure services and hardware. In 2003, Mr. Cameron founded The Airlie Opportunity Capital Management, L.P., a registered investment company, which manages hedge funds that invest in stressed and distressed high yield debt markets. Mr. Cameron currently serves as a Trustee Emeritus of Middlebury College, as Chairman of the Board of Directors of Eastern Montana Coal Mining, Inc. and as a director of TLC Beatrice, a global food distributor. Mr. Cameron received an A.B. from Middlebury College.

HENRY CORNELL
Age: 52

        Henry Cornell has served as a director since January 2008. Mr. Cornell is a Managing Director of Goldman, Sachs & Co., the Chief Operating Officer of its Principal Investment Area and a member of its Merchant Banking Investment Committee. Mr. Cornell joined Goldman Sachs in 1984 and became a partner in 1994 and a managing director in 1998. Prior to joining Goldman Sachs, Mr. Cornell practiced law with Davis, Polk & Wardell from 1981 to 1984 in New York and London. Mr. Cornell serves on the Board of Directors of Cobalt International Energy, Kinder Morgan, Inc., USI Holdings Corporation and McJunkin Red Man Corporation, a distributor of industrial and oilfield products. Mr. Cornell is Chairman of The Citizens Committee of New York City, Treasurer and Trustee of the Whitney Museum of American Art, Chairman of the Investment Committee and Trustee of Grinnell College, Trustee Emeritus of the Asia Society, Trustee and Chairman of the Investment Committee of the Japan Society, a member of Sotheby's International Advisory Board, and a member of the The Council on Foreign Relations. Mr. Cornell received a B.A. from Grinnell College and a J.D. from New York Law School.

GEORGE G. DALY
Age: 67

        George G. Daly has served as a director since September 2002. Mr. Daly has served as Dean and Professor at the Robert Emmett McDonough School of Business at Georgetown University since November 2005. From 1998 to October 2005, Mr. Daly was the Albert Fingerhut Professor of Business Administration at the Leonard N. Stern School of Business of New York University. From 1993 to August 2002, he was the Dean of the Stern School. From 1983 to 1993, Mr. Daly served as Dean and Professor at the College of Business Administration at the University of Iowa. He has also served in senior posts in the federal government and as a consultant to the National Football League. Mr. Daly serves as a director of W.R. Berkley Corporation and Stamats Communications, Inc., a higher education marketing and consulting firm. Mr. Daly received an A.B. from Miami University of Ohio and an M.A. and Ph.D. from Northwestern University.

PETER S. DROTCH
Age: 66

        Peter S. Drotch has served as a director since October 2003. From 1975 to 2000, Mr. Drotch was a partner at PricewaterhouseCoopers LLP, an accounting firm, from which he retired in 2000. Mr. Drotch joined Price Waterhouse in 1964. Mr. Drotch held a number of positions at PricewaterhouseCoopers, most recently leading the firm's services to the investment management industry in the Americas and serving as a member of the global leadership team for this industry services group, which provides services to investment advisors, banks, insurance companies, broker dealers, industrial corporations and governmental units with respect to their investment management operations. Mr. Drotch is a director and member of the Audit Committee of the ING Mutual Funds. His volunteer activities include Trustee and Chair of the Financial Affairs Committee of the University of Connecticut. Mr. Drotch received a B.S. in accounting from the University of Connecticut.

WILLIAM D. HANSEN
Age: 49

        William D. Hansen has served as a director since July 2003 and served as chairman of our advisory council from July 2003 to April 2007. Mr. Hansen has served since August 2005 as Senior Managing Director of Chartwell Education Group, LLC, an education-related consulting firm. From July 2003 to August 2005, Mr. Hansen served as the Senior Vice President and Managing Director of Affiliated Computer Services' Education Services Business, which provides business process and information technology services to commercial and government clients. From May 2001 to July 2003, Mr. Hansen served as the Deputy Secretary of the U.S. Department of Education, functioning as its chief operating officer. From 1993 to 2001, Mr. Hansen was the President of the Education Finance Council, a not-for-profit trade association representing state-based student loan finance organizations. From 1981 to 1993, he held numerous senior executive positions, including Assistant Secretary for Management and Budget and Chief Financial Officer, at the U.S. Department of Education. He has served on numerous state and national boards and commissions on reforming elementary and secondary schools and increasing access to higher education, including the National Commission on the Cost of Higher Education. Mr. Hansen currently serves as a director of Student Loan Finance Corporation, CollegeNet and the College Access Foundation. Mr. Hansen received a B.S. from George Mason University.

DANIEL MEYERS
Age: 45

        Daniel Meyers is a co-founder of First Marblehead and has served as our Chief Executive Officer and President and as a director since September 1, 2008. Mr. Meyers served as our Chief Executive Officer and Chairman of the Board of Directors from our incorporation in 1994 until September 2005. From 1980 to 1991, Mr. Meyers was involved in arbitrage and derivatives trading at EF Hutton, Prudential Bache Securities, LF Rothschild Unterberg Towbin and Commodities Corporation. At the University of Virginia, he currently serves as the Chair of the Board of the Curry School of Education Foundation and sits on the Finance Committee of the Board of Visitors. He also serves on the Board of the Forum for the Future of Higher Education. Mr. Meyers received an A.B. from Brandeis University and completed the Owner President Management Program at the Harvard Graduate School of Business Administration.

PETER B. TARR
Age: 57

        Peter B. Tarr has served as our Chairman of the Board of Directors since October 2005. Mr. Tarr served as our General Counsel from July 2005 to August 2008, and as Vice Chairman of the Board of Directors from August 2005 until his election as Chairman. From 1986 to June 2005, Mr. Tarr was a Senior Partner in the corporate law department at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, where he also served as a member of the Executive Committee. Mr. Tarr's practice focused on advising boards of directors on corporate governance, strategic transactions and public offerings of securities. Mr. Tarr received a B.A. from Yale College, an M.A.R. from Yale Divinity School and a J.D. from the University of Virginia School of Law.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

        Our audit committee, consisting of independent members of our board of directors, has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2009. KPMG LLP has been our independent registered public accounting firm since our inception in 1991. Although stockholder approval of the appointment of KPMG LLP is not required by our by-laws or other applicable legal requirements, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the audit committee believes a change would be in our and our stockholders' best interest.

        We expect representatives of KPMG LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

        Our board of directors recommends a vote FOR this proposal.

  Fees and Services

        The following table sets forth the fees billed to us by KPMG LLP for fiscal 2008 and fiscal 2007:

	Fiscal Year
Fee Category	2008	2007
Audit Fees(1)	$2,080,000	$1,363,980
Audit-Related Fees(2)	40,000	74,400
Tax Fees(3)	207,000	252,300
All Other Fees	—	—

Total Fees	$2,327,000	$1,690,680

(1)
Audit fees consist of fees for the audit of our consolidated financial statements, the stand-alone audit of our subsidiary Union Federal Savings Bank, the audit of our internal controls over financial reporting, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under "Audit Fees." These services relate to employee benefit plan audits and accounting consultation concerning our subsidiary Union Federal Savings Bank.

(3)
Tax fees consist primarily of fees for tax compliance, tax advice and tax planning. Tax compliance services include primarily the preparation of tax returns and tax payment-planning services. Tax advice and tax planning services include assistance with tax audits and assistance with tax allocation strategies.

  Pre-Approval Policy and Procedures

        Our audit committee has adopted policies and procedures relating to the approval of all audit, audit-related and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit, audit-related or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. The audit committee identifies the particular pre-approved services in detail and establishes a maximum dollar amount for each particular pre-approved service, which limit cannot be exceeded without obtaining further pre-approval.

        Our audit committee has also delegated to the chairman of the audit committee the authority to pre-approve any audit, audit-related or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

        Our audit committee pre-approval requirements have a limited exception for the provision of services, other than audit and audit-related services, by the independent registered public accounting firm if:

  •
  the aggregate amount of all such services is no more than 5% of the total amount paid by First Marblehead to the independent registered public accounting firm during the fiscal year in which the services are provided;

  •
  such services were not recognized by First Marblehead at the time of the engagement to be non-audit services; and

  •
  such services are promptly brought to the attention of the audit committee and approved prior to completion of the audit by the audit committee or by the chairman of the audit committee.

        All of the audit fees, audit-related fees and tax fees for fiscal 2008 and fiscal 2007 were pre-approved.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance

        We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, SEC rules and listing standards of the New York Stock Exchange. We have also considered the policies and procedures identified as best practices by various authorities in corporate governance, as well as the practices of other public companies.

        We describe below our corporate governance structure and the key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters, code of conduct and statement of business ethics for directors are available on our website at www.firstmarblehead.com. Alternatively, you may request a copy of any of these documents by writing to Investor Relations, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 or emailing Investor Relations at info@firstmarblehead.com.

Board of Directors

        Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer and our other executive officers are responsible for managing our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and elects our executive officers.

        Our board of directors met 26 times during fiscal 2008, including regular, special and telephonic meetings. Other than Mr. Cornell, each director who served as a director during fiscal 2008 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of fiscal 2008 that he served as a director and (2) the total number of meetings held by all board committees on which he served during the period of fiscal 2008 that he served as a member of such committees.

        Our board of directors has appointed William R. Berkley as our lead director, to preside at all executive sessions of "non-management" directors, as defined under the rules of the New York Stock Exchange. In general, the agenda for every regularly scheduled board meeting provides for a meeting of non-management directors in executive session.

Board Independence

        Under the rules of the New York Stock Exchange, a director will only qualify as "independent" if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with us. Under these guidelines, a director is not considered to have a material relationship with us if he is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if he:

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  is an executive officer of another company which is indebted to First Marblehead, or to which First Marblehead is indebted, unless the total amount of either company's indebtedness to the other is more than one percent of the total consolidated assets of the company at which he serves as an executive officer; or

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  serves as an officer, director or trustee of a charitable organization to which First Marblehead makes contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization's total annual charitable receipts. First Marblehead's matching of employee charitable contributions would not be included in the amount of First Marblehead's contributions for this purpose.

        In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

        For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the board of directors who are independent.

        Applying the standards described above, our board of directors has affirmatively determined that the following directors are independent: Leslie L. Alexander, William R. Berkley, Dort A. Cameron III, Henry Cornell, George G. Daly, Peter S. Drotch and William D. Hansen. In making the determination that these directors were independent, with regard to Messrs. Berkley, Cameron and Cornell, our other independent directors considered the relationships described under "Information About Our Executive Officers—Certain Relationships and Related Transactions—Related Person Transactions." After reviewing all such transactions, our other independent directors concluded that the amounts involved or the indirect nature of the relationships did not preclude an independence determination.

        All of the members of the board's three standing committees (as described below) are independent as defined under the rules of the New York Stock Exchange. Members of the audit committee must also satisfy a separate SEC independence requirement, contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us other than their directors' compensation.

Board Committees

        Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Mr. Alexander, who is not seeking re-election, will not serve on any committees following the 2008 annual meeting.

        The members of the committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
Peter S. Drotch (Chair)	Dort A. Cameron III (Chair)	William R. Berkley (Chair)
George G. Daly	Leslie L. Alexander	Leslie L. Alexander
William D. Hansen	William R. Berkley	Dort A. Cameron III
	George G. Daly	George G. Daly
William D. Hansen

        Each committee operates under a charter that has been approved by our board of directors. A current copy of each committee's charter is posted on the governance section of our website, www.firstmarblehead.com, and is available in print to any stockholder who submits a written request to our Investor Relations department, including by email to info@firstmarblehead.com.

  Audit Committee

        The audit committee's responsibilities include:

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  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as financial reporting issues and judgments made in connection with the preparation of the financial statements;

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  monitoring our internal controls over financial reporting, disclosure controls and procedures and code of conduct;

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  overseeing our internal audit function and reviewing, at least annually, the proposed internal audit plan, staffing, audit procedures and the coordination of the plan with the independent registered public accounting firm;

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  discussing our policies with respect to financial risk assessment and financial risk management;

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  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

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  meeting independently with our independent registered public accounting firm and management; and

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  preparing the audit committee report required by SEC rules (which is included on page 16 of this proxy statement).

        Our board of directors has determined that Peter S. Drotch qualifies as an "audit committee financial expert." In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the New York Stock Exchange listing standards, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Drotch, like all of the other members of our audit committee, is an independent director.

        The audit committee met nine times during fiscal 2008.

  Compensation Committee

        The compensation committee's responsibilities include:

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  annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

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  determining the compensation of our chief executive officer;

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  reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

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  overseeing an evaluation of our senior executives;

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  overseeing and administering our cash and equity incentive plans;

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  reviewing and making recommendations to the board with respect to director compensation;

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  reviewing and discussing annually with management our "Compensation Discussion and Analysis" (which is included beginning on page 17 of this proxy statement); and

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  preparing the compensation committee report required by SEC rules (which is included on page 25 of this proxy statement).

        The compensation committee met once during fiscal 2008. The compensation committee has established a subcommittee composed entirely of two or more directors who meet the criteria of "outside director" under Section 162(m), which we refer to as the Section 162(m) subcommittee. The members of the Section 162(m) subcommittee are Messrs. Daly and Hansen. This subcommittee has the responsibility for making grants of cash and equity awards that are intended to qualify as performance-based compensation under Section 162(m).

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee's responsibilities include:

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  identifying individuals qualified to become board members;

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  recommending to the board the persons to be nominated for election as directors and to each of the board's committees;

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  overseeing an annual review with respect to management succession planning;

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  developing and recommending to the board corporate governance guidelines; and

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  overseeing an annual self-evaluation of the board and its committees.

        The nominating and corporate governance committee met twice during fiscal 2008.

 Executive and Director Compensation Processes

        The compensation committee has implemented an annual performance review program for our executives. Within the first 90 days of each fiscal year, the Section 162(m) subcommittee determines a maximum incentive pool under our executive incentive compensation plan, selects classes of key employees eligible to receive annual incentive awards under the plan and allocates a maximum incentive pool percentage to each such class. Annual incentive awards under our executive incentive compensation plan are intended to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Section 162(m) subcommittee is composed entirely of "outside directors" within the meaning of Section 162(m), and was established to satisfy the rules under Section 162(m) so that executive compensation remains tax deductible to us, where feasible.

        During the first quarter following each completed fiscal year, the compensation committee evaluates individual and corporate performance against the goals for the completed fiscal year. This process leads to a recommendation by the chief executive officer for annual incentive awards, which may be paid in cash or equity, for each executive officer other than the chief executive officer and the chairman of the board, which is then reviewed and approved by the compensation committee or the Section 162(m) subcommittee, as appropriate. In the case of the chief executive officer and chairman of the board, individual performance evaluations are conducted by the Section 162(m) subcommittee, which determines their awards. For fiscal 2008, the recommendations of Jack L. Kopnisky, our former chief executive officer, were considered by Mr. Meyers, who became our chief executive officer on September 1, 2008.

        During the first quarter following each completed fiscal year, the chief executive officer also makes recommendations with respect to annual salary, discretionary bonuses outside the executive incentive compensation plan and long-term incentives in the form of equity-based awards. As with the executive incentive compensation plan, this process leads to recommendations by the chief executive officer for each executive officer other than chief executive officer and the chairman of the board, which are then reviewed and approved by the compensation committee or the Section 162(m) subcommittee, as appropriate. For fiscal 2008, Mr. Meyers considered the recommendations of Mr. Kopnisky. In the case of the chief executive officer and chairman of the board, a review of salary, bonus compensation outside the executive incentive compensation plan and long-term incentives in the form of equity-based awards are conducted by the compensation committee or the Section 162(m) subcommittee, as appropriate, which determines their compensation changes and awards. For further discussion, see "Information About Our Executive Officers—Compensation Discussion and Analysis."

        The compensation committee has delegated to Mr. Meyers, our chief executive officer, and Mr. Tarr, our chairman of the board, the authority to make equity grants under our 2003 stock incentive plan to our officers who are not executive officers, pursuant to a grant methodology established by the compensation committee from time to time. Equity grants in excess of amounts established under the grant methodology require approval of the compensation committee.

        The compensation committee has implemented a director compensation policy, pursuant to which non-employee directors receive automatic stock unit grants on September 20 of each year. Non-employee directors also receive director fees and reimbursement of expenses for attendance at meetings. The compensation committee reviews this policy periodically and recommends changes as necessary. For further discussion, see "Information About Our Executive Officers—Compensation of Our Directors."

        The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The compensation committee retained Towers Perrin in fiscal 2007 to assist in the development of our compensation policies.

Director Candidates

        The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and the board. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

        In considering whether to recommend any particular candidate for inclusion in the board of directors' slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to exercise sound judgments in matters that relate to our current and long-term objectives. The nominating and corporate governance committee believes that nominees should be willing to contribute positively to our decision-making processes and typically should be able to serve for at least five years before reaching the age of 72. The committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by security holders. The board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders' right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Stockholders nominating director candidates must follow the procedures set forth under "Information About The Annual Meeting—How and when may I submit a proposal for the 2009 annual meeting?" in this proxy statement.

Communicating with the Non-Management Directors

        The board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.

        Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for our directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which First Marblehead tends to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to: Lead Director, c/o Corporate Secretary, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199.

 Corporate Governance Guidelines

        Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities. These guidelines, which provide a framework for the conduct of the board's business, provide that:

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  the principal responsibility of the directors is to oversee the management of First Marblehead and, in doing so, serve the best interests of us and our stockholders;

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  a majority of the members of the board will be independent directors, except as may otherwise be permitted by New York Stock Exchange rules;

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  non-management directors will meet regularly in executive session;

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  directors have full and free access to our officers and employees and, as necessary and appropriate, the power to hire and consult with independent advisors without the advance approval of management;

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  new directors participate in a mandatory orientation program; and

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  at least annually the board and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Director Attendance at Annual Meeting of Stockholders

        Our corporate governance guidelines provide that all directors are responsible for attending the annual meeting of stockholders. Seven of our nine directors then serving attended our 2007 annual meeting of stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

        We currently issue equity awards to our employees and non-employee directors under our 2003 stock incentive plan. In addition, on August 18, 2008 we granted Mr. Meyers stock options to purchase up to 6,000,000 shares of our common stock under a separate plan, which we refer to as the 2008 Meyers' Option Plan. We do not intend to grant stock options under the 2008 Meyers' Option Plan in the future.

        We previously issued stock options to our non-employee directors under our 2002 director stock plan, which is described below. We do not intend to grant stock options under our 2002 director stock plan in the future. Prior to July 2003, we granted stock options to our employees under our 1996 stock option plan. No shares remain available for issuance under that plan, which has expired. We also have a 2003 employee stock purchase plan, pursuant to which we have in the past issued and sold shares to our participating employees. In April 2008, our board of directors suspended the employee stock purchase plan indefinitely and terminated the six-month offering period that began on January 1, 2008.

        In accordance with SEC rules, the following table provides information, as of June 30, 2008, about the securities authorized for issuance under our 2003 stock incentive plan, 2002 director stock plan, 1996 stock option plan and 2003 employee stock purchase plan. The information below is categorized according to whether or not the equity plan was previously approved by stockholders and does not include the 2008 Meyers' Option Plan, which provides for the grant of certain inducement awards and was not approved by stockholders.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by security holders	856,981	$11.53	3,871,547
Equity compensation plans not approved by security holders	—	—	—

Total	856,981	$11.53	3,871,547

(1)
Amount is based on the weighted average exercise price of the 222,600 stock options outstanding on June 30, 2008. Restricted stock units, which have no exercise price, are excluded from this calculation.

(2)
In addition to being available for future issuance upon exercise of options that may be granted after June 30, 2008, 3,297,993 shares under the 2003 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, deferred stock units or other stock-based awards.

Report of the Audit Committee of the Board of Directors

        Management is responsible for the preparation of First Marblehead's consolidated financial statements and for establishing and maintaining an adequate system of internal control over financial reporting for that purpose. KPMG LLP, as First Marblehead's independent registered public accounting firm, is responsible for performing independent audits, in accordance with standards established by the Public Company Accounting Oversight Board, or PCAOB, of First Marblehead's consolidated financial statements and the effectiveness of First Marblehead's internal control over financial reporting, and issuing reports thereon. The audit committee's responsibility is to monitor and provide independent, objective oversight of those processes.

        The audit committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements for fiscal 2008 prior to their issuance and to discuss significant accounting issues. The audit committee also received from, and discussed with, KPMG LLP various communications that KPMG LLP is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards, or SAS, No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. SAS No. 114 requires KPMG LLP to discuss with the audit committee, among other things, the following:

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  the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

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  methods used to account for significant unusual transactions and the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

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  First Marblehead's critical accounting policies and practices applied in its financial statements, and the assessment of KPMG LLP of management's disclosures regarding such policies and practices;

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  alternative treatments within generally accepted accounting principles for accounting policies and practices, and the judgments of KPMG LLP about the quality of First Marblehead's accounting policies as applied in its financial reporting; and

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  disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the consolidated financial statements.

        KPMG LLP provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T. Independence Standards Board Standard No. 1 requires auditors annually to:

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  disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence;

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  confirm their perceived independence; and

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  engage in a discussion of independence.

        The audit committee discussed with KPMG LLP its independence with respect to First Marblehead, including a review of audit and non-audit fees and services, and concluded that KPMG LLP is independent.

        Based on its review of the audited consolidated financial statements, discussions with management and KPMG LLP, and its review of the representations and information provided by management and KPMG LLP, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in The First Marblehead Corporation's annual report on Form 10-K for fiscal 2008.

                      By the Audit Committee of the Board of Directors
                      Peter S. Drotch,                       Chair
                      George G. Daly
                      William D. Hansen

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

        The compensation committee of our board of directors or the Section 162(m) subcommittee, as appropriate, oversees our executive compensation program. In this role, the compensation committee reviews and approves the compensation of executive officers, including the chief executive officer and the other named executive officers, as defined below. In addition, the compensation committee or the Section 162(m) subcommittee, as appropriate, administers the 2003 stock incentive plan and the 2008 Meyers' Option Plan, reviews and approves corporate goals and objectives relevant to compensation levels, makes recommendations to the board of directors with respect to compensation policies and practices and seeks to ensure that total compensation paid to our executive officers is fair and market competitive.

  Objectives and Philosophy of Our Executive Compensation Program

        The primary objectives of the compensation committee with respect to executive compensation are to:

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  encourage proactive contributions by individuals and accountability for the overall success of the company;

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  reward executives for the achievement of specified business objectives;

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  attract and retain high caliber, experienced talent;

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  be viewed as fair by external stakeholders based on the value delivered by the management team;

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  provide executives with an equity interest in First Marblehead so as to link a portion of the executives' compensation with the performance of our common stock; and

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  support future growth and long-term value creation for stockholders.

        To achieve these objectives, the compensation committee annually reviews the competitiveness of our compensation levels and mix of the various compensation components using information from external consultants, data from industry surveys and comparable company proxy statements. In particular, the compensation committee considers pay data published in nationally recognized compensation surveys that include other financial services firms and firms with which we compete for talent.

        The compensation committee believes that it is important to review the compensation trends, practices and pay levels of these peer organizations. We recognize the current organizational size differential between First Marblehead and some of our peer organizations and, as a result, the committee uses the pay data disclosed by the peer organizations as a supplemental point of reference when making compensation decisions for our named executive officers. First Marblehead provides its clients with a suite of design, implementation and securitization services, and the compensation committee is aware of only three competitors, SLM Corporation, also known as Sallie Mae, Servus Financial Corporation, an affiliate of Wells Fargo & Company, and Student Loan Corporation, an 80% owned subsidiary of Citibank, N.A., that offer a similar range of services. As a result, the compensation committee considers compensation and other information from organizations providing one or more of the services that First Marblehead provides its clients. In August 2007, after a rigorous study, the compensation committee approved the compensation peer group below. The companies included in this peer group as of August 2007 were:

Education Lending and Services:	Financial Services and Marketers:

• Apollo Group Inc.	• AmeriCredit Corporation
• Corinthian Colleges Inc.	• Capital One Financial Corporation
• DeVry Inc.	• CIT Group Inc.
• ITT Educational Services Inc.	• CompuCredit Corporation
• KeyCorp	• Countrywide Financial Corporation
• Nelnet Inc.
• SLM Corporation
• Student Loan Corporation
• Wells Fargo & Company
Capital Markets:	Processors:
• Ambac Financial Group Inc.	• First Data Corporation
• Federal Home Loan Mortgage Corporation	• Fiserv Inc.
• Federal National Mortgage Association	• MasterCard Inc.

        To the extent that a company originally included in the peer group experienced an extraordinary corporate transaction or otherwise ceased to exist after August 2007, that company ceased to be included in the peer group. No additional companies have been added to the original peer group, however. Our compensation committee expects to re-consider the peer group during fiscal 2009.

        We compete with many companies for executive talent. Accordingly, the compensation committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives of companies of similar size and high growth within the diversified financial services industry. Variations to this general target may occur as dictated by the experience level of the individual and market factors, and annual and long-term compensation could be higher than the market median if executive or corporate performance exceeds pre-determined target levels. We emphasize setting our compensation at a level necessary to recruit and retain the critical talent required to meet aggressive business goals.

        In addition to reviewing external compensation practices, the compensation committee reviews all components of the current and historic compensation of the chief executive officer and other executive officers. The compensation committee analyzes the current total compensation target opportunity as well as pay decisions made by the committee in the past. Future compensation actions are made within the context of this analysis.

  Components of our Executive Compensation Program

        The primary elements of our executive compensation program are:

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  base salary;

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  annual incentive award opportunity;

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  long-term incentive grants;

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  insurance, retirement and other employee benefits; and

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  severance and change of control benefits.

        On an annual basis, the compensation committee establishes a base salary for each executive and, when appropriate, awards cash bonuses and equity awards to executives to reward good performance and to incentivize continued improvement in performance. Our executive compensation program ties a substantial portion of each executive's overall compensation, in the form of annual incentive award bonuses, which may be paid in cash or equity, to our annual financial objectives, particularly income from operations. The long-term incentive portion of our executive compensation consists of grants of stock options and restricted stock units that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. In fiscal 2008, our long-term incentive program included a grant to the executive officers of restricted stock units, fifty percent of which would vest based on corporate performance. The financial growth targets were not met for fiscal 2008, and the performance-based portion of the restricted stock unit grants will not vest. A significant portion of total compensation for executives is delivered through incentives based on company results and individual contributions. For fiscal 2008, none of our executive officers received cash incentive compensation. The compensation policy is intended to provide each executive a total annual compensation that is commensurate with the executive's responsibilities, experience and demonstrated performance and is market competitive.

        In considering the elements of compensation as a whole, the compensation committee reviewed our business objectives for fiscal 2008, assessed our overall performance with respect to those business objectives and considered the performance of the individual executives relative to individual objectives. In particular, the compensation committee considered:

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  our financial performance, including loss from operations;

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  our operating performance, including loan processing and securitization volume;

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  challenges of managing a company through an extreme capital markets dislocation and the bankruptcy of The Education Resources Institute, Inc.;

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  company size and complexity; and

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  each executive's leadership and management contributions to our overall results.

        We do not have any specific policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing competitive market information, determines subjectively what it believes to be the appropriate level and mix of the various compensation components consistent with our compensation philosophy to have a significant portion of our executive compensation be variable. The mix of compensation elements is designed to reward recent results and drive long-term corporate performance.

  Base Salary

        Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Each year, the compensation committee reviews and approves the base salary for each of our executive officers. In establishing base salaries for executives for fiscal 2008, the compensation committee considered the nature and level of the individual's responsibility, our financial and operating performance in fiscal 2007, the individual's experience, level and performance, historical salary levels of the individual, the comparative salaries of other executives of First Marblehead, the diversified financial services survey data and available relevant market data. For those executives reporting to the chief executive officer, the compensation committee also considered recommendations made by the chief executive officer. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. In the case of each of our named executive officers, the minimum base salary is or was mandated by our employment agreements with those executives. On August 14, 2007, the compensation committee approved the following salaries for our named executive officers effective as of September 1, 2007:

Named Executive Officer	Salary for Fiscal 2008
Jack L. Kopnisky	$1,000,000	(1)
Peter B. Tarr	1,000,000	(1)
John A. Hupalo	550,000
Anne P. Bowen	450,000	(2)
Greg D. Johnson	450,000	(3)
Andrew J. Hawley	440,000	(4)
Sandra M. Stark	415,000	(5)

(1)
On January 30, 2008, Messrs. Kopnisky and Tarr requested that the Board of Directors reduce their annual salaries from $1,000,000 to $750,000 for the remainder of fiscal 2008. The Board of Directors granted this request effective February 1, 2008. The base salary for each of Messrs. Kopnisky and Tarr for fiscal 2007 was $800,000.

(2)
Ms. Bowen will leave our company in September 2008.

(3)
Mr. Johnson will leave our company in September 2008.

(4)
Mr. Hawley left our company in February 2008.

(5)
Ms. Stark left our company in June 2008.

        The salaries of each of Messrs. Kopnisky and Tarr initially increased in fiscal 2008 compared to fiscal 2007 by $200,000, primarily based on their respective contributions to the company's financial and operating successes in fiscal 2007. Other than the initial increases in salary for Messrs. Kopnisky and Tarr, we did not increase the salary of any of our named executive officers in fiscal 2008 compared to their salaries at the end of fiscal 2007 in an amount exceeding $25,000. Following the voluntary reductions in salary requested by Messrs. Kopnisky and Tarr, their annual salaries for fiscal 2008 were $50,000 below their annual salaries for fiscal 2007.

  Annual Incentive Awards Program

        We have an executive incentive compensation plan for our executives pursuant to which we grant annual incentive awards. The executive incentive compensation plan is administered by the Section 162(m) subcommittee and is designed to recognize and reward employees that make significant contributions toward achieving our annual financial objectives. Under the terms of the executive incentive compensation plan, the Section 162(m) subcommittee has the authority to make annual incentive awards in either cash or equity securities or a combination of cash and equity securities. The compensation committee believes that the executive incentive compensation plan should be the principal incentive program for providing cash and equity bonus opportunities to our executives.

        Consistent with our "pay for performance" compensation philosophy, annual incentive awards pursuant to the executive incentive compensation plan reflect our performance based on income from operations. In light of our financial results for fiscal 2008, no annual incentive awards were made under the executive incentive compensation plan.

        Within the first 90 days of fiscal 2008, the Section 162(m) subcommittee established a maximum incentive pool under the executive incentive compensation plan, selected classes of key employees eligible to receive annual incentive awards and allocated a maximum incentive pool percentage to each such class. The total maximum incentive pool was established to be five percent of our fiscal 2008 income from operations, and no individual was eligible to receive an annual incentive award that would exceed twenty percent of the incentive pool. The Section 162(m) subcommittee determined that no executive vice president (other than the senior executive vice president) would receive more than 7.5% of the incentive pool, and the percentage would be automatically adjusted downward, pro rata based on the number of participating employees in such class holding such title at June 30, 2008, if such number of employees exceeded seven.

				Fiscal 2008 Equity Incentive Award Payment
Named Executive Officer	Maximum Percentage of Incentive Pool	Annual Incentive Award Opportunity (as a percentage of salary)	Fiscal 2008 Cash Incentive Award Payment	Number of Shares Subject to Restricted Stock Units Granted	Market Value of Shares or Units of Stock
Jack L. Kopnisky	20.0%	100%	$0	0	$0
Peter B. Tarr	20.0	100	0	0	0
John A. Hupalo	15.0	100	0	0	0
Anne P. Bowen	7.5	70	0	0	0
Greg D. Johnson	7.5	70	0	0	0
Andrew J. Hawley	7.5	70	0	0	0
Sandra M. Stark	7.5	70	0	0	0

        The compensation committee has the authority to award discretionary bonuses outside of the executive incentive compensation plan to executives. For fiscal 2008, the compensation committee did not exercise such discretion.

  Long-Term Incentive Program

        Our equity award program is the primary vehicle for offering long-term incentive compensation to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives with those of our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period.

        We have tended to grant restricted stock units to executives rather than stock options in recent years. Each restricted stock unit represents the right to receive one share of our common stock upon vesting. We typically make an initial equity award of restricted stock units to new executives and annual equity grants as determined by the compensation committee as part of our overall compensation program. We generally grant restricted stock unit awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock unit grants are made, we generally grant significantly fewer shares of restricted stock units than the number of stock options we would grant for a similar purpose.

        All equity awards to our executives are approved by the compensation committee, the board of directors or the Section 162(m) subcommittee, as appropriate. In determining the size of equity grants to our executives, we generally consider the following:

  •
  comparative share ownership of executives in our compensation peer group;

  •
  our company performance;

  •
  the applicable executive's performance;

  •
  the level of cash compensation paid to the executive;

  •
  the amount of equity previously awarded to the executive and the vesting of such awards; and

  •
  the recommendations of management and market data.

        Annual equity awards to our executives are considered and granted as determined by the compensation committee in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the compensation committee held in the first quarter of each fiscal year. The compensation committee reviews all components of the executive's compensation when determining annual equity awards to ensure that an executive's total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set near median levels for companies in our compensation peer group.

        In fiscal 2008, we granted restricted stock units on a limited basis to executive officers, taking into consideration the need to attract key hires and retain existing employees, as well as the value of past equity grants, both realized and unrealized, to existing employees, dividend income derived from past grants and internal pay equity. In fiscal 2008, the vesting of fifty percent of the annual restricted stock unit awards granted to executive officers has been performance based and tied to achievement of income from operations and revenue objectives for the fiscal year set by First Marblehead. On August 14, 2007, we granted to our named executive officers the following restricted stock unit awards:

Named Executive Officer	Number of Shares Subject to RSUs Granted (Annual Grant)	Number of Shares Subject to RSUs Granted (Performance-Based)
Jack L. Kopnisky	12,500	12,500
Peter B. Tarr	12,500	12,500
John A. Hupalo	9,000	9,000
Anne P. Bowen	6,000	6,000
Greg D. Johnson	6,875	6,875
Andrew J. Hawley	6,000	6,000
Sandra M. Stark	6,000	6,000

        Performance-based grants listed in the table did not vest in light of our fiscal 2008 financial performance.

        Typically, the annual restricted stock units we grant to our executives vest at a rate of one-fourth of the original number of shares covered thereby on each of the second, third, fourth and fifth anniversaries of the date of grant. Typically the restricted stock units that we grant to new executives vest at a rate of one-third of the original number of shares covered thereby on each of the third, fourth and fifth anniversaries of the date of grant. In the event the executive's employment with us is terminated by reason of death or disability, the award will be fully vested. In addition, if the executive's employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, then the number of restricted stock units which will be vested will be determined as though the executive's employment had terminated on the day that follows the anniversary of the vesting start date that next follows the date of actual termination. The restricted stock units will become immediately vested in full if on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the restricted stock unit agreement, the recipient's employment with us is terminated by the recipient for good reason, as defined in the restricted stock unit agreement, or is terminated by us or our successor without cause, as defined in the restricted stock unit agreement. In the event the executive engages in a competitive action, as defined in the restricted stock unit agreement, all of the restricted stock units and all shares issuable upon vesting of all restricted stock units will be immediately forfeited. Prior to the vesting of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents.

  Benefits and Other Compensation

        Executives are eligible for the same broad-based benefits that are provided to all employees, including health and dental insurance, life and accidental death and dismemberment insurance, disability insurance, medical and dependent care flexible spending accounts, parking reimbursement account, tuition reimbursement, 401(k) plan and an employee assistance plan. With respect to 401(k) contributions, we match employee contributions dollar for dollar up to 6% of the employee's contribution and vesting is immediate. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. A strong employee benefit package helps us to hire and retain the critical talent required to meet our business goals and remain competitive with our peers.

        In particular circumstances, we sometimes award cash signing bonuses or reimbursement of relocation expenses when executives first join us. Such cash signing bonuses or reimbursement of expenses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus or reimbursement of expenses is paid and the amount of the bonus or reimbursement of expenses is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment or to create additional incentive for an executive to join our company in a position where there is high market demand.

  Employment Agreements and Severance/Change of Control Benefits

        Pursuant to employment agreements we have entered into with our executives and option and restricted stock unit agreements entered into with our executives pursuant to our 2003 stock incentive plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the captions "—Potential Payments Upon Termination or Change of Control" and "—Employment Agreements" below.

        We believe providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives by the companies in the peer group companies. While we do not believe that the provisions of a severance package would be a determinative factor in an executive's decision to join First Marblehead, the absence of such package would present a competitive disadvantage in the market for talented executives.

        Generally, our practice in the case of change-of-control benefits has been to structure these as "double trigger" benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. Option agreements and restricted stock unit agreements under the 2003 stock incentive plan generally provide that such award shall become immediately exercisable in full if, on or prior to the second anniversary of the consummation of a reorganization event, as defined in the 2003 stock incentive plan, the participant's employment is terminated for good reason by the participant or is terminated without cause by us or our successor. We believe a "double trigger" benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

        Mr. Tarr's letter agreement provides that 87,950 of his remaining unvested restricted stock units will vest immediately upon a reorganization event, as defined in the 2003 stock incentive plan, or upon termination without cause. While a "double trigger" change of control benefit has certain benefits as discussed above, a "single trigger" benefit was provided to Mr. Tarr since his position is oftentimes redundant after a change of control and such provision would reduce the cost of evaluating whether "good reason" was met thereby triggering a payment.

Tax and Accounting Considerations

        Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our officers whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the four most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

        The compensation that we pay to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the compensation committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning in fiscal 2006, we began accounting for stock based compensation under our 2003 stock incentive plan and all predecessor plans in accordance with the requirements of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or FAS 123R.

 Compensation Committee Report

        The compensation committee has reviewed and discussed the section of this proxy statement entitled "Compensation Discussion and Analysis" with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that such section be included in this proxy statement and incorporated by reference in The First Marblehead Corporation's annual report on Form 10-K for fiscal 2008.

By the Compensation Committee of the Board of Directors
Dort A. Cameron III, Chair Leslie L. Alexander William R. Berkley George G. Daly William D. Hansen

Compensation of Our Executive Officers

        The following tables provide information regarding the compensation arrangements for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving at the end of fiscal 2008 and two former executive vice presidents. We refer to these seven individuals collectively as our named executive officers, or NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Jack L. Kopnisky(3)	2008	$862,500	$768,323		$—	$0	$16,274	(4)	$1,647,097
Chief Executive Officer, President, Chief Operating Officer and Director	2007	800,000	682,817		—	2,500,000	87,021	(5)	4,069,838
Peter B. Tarr(3)	2008	862,500	1,092,138		—	0	17,973	(6)	1,972,611
Chairman of the Board of Directors	2007	800,000	999,448		—	2,500,000	20,298	(7)	4,319,746
John A. Hupalo	2008	545,833	330,766		—	0	17,155	(8)	893,754
Senior Executive Vice President, Chief Financial Officer and Group Head, Capital Markets	2007	495,833	266,946		17,503	1,000,000	17,105	(9)	1,797,387
Anne P. Bowen	2008	450,000	348,414		—	0	15,500	(10)	813,914
Executive Vice President and Chief Administrative Officer	2007	445,833	289,140		—	525,000	13,500	(11)	1,273,473
Greg D. Johnson(12)	2008	450,000	101,989		—	0	24,230	(13)	576,219
Executive Vice President and Chief Marketing Officer	2007	207,981	28,424		—	400,000	—		636,405
Andrew J. Hawley(14)	2008	296,477	476,432	(15)	—	0	157,807	(16)	930,716
Former Executive Vice President and President, First Marblehead Education Resources, Inc.	2007	425,000	279,322		—	525,000	16,577	(17)	1,245,899
Sandra M. Stark(18)	2008	419,517	206,776	(19)	—	0	30,281	(20)	656,574
Former Executive Vice President, Business Development	2007	400,000	215,144		—	475,000	40,005	(21)	1,130,149

(1)
Amounts represent the vesting of restricted stock units or stock options granted under our 2003 stock incentive plan or our 1996 stock option plan. Amounts shown do not reflect compensation actually received by the NEO, but rather expense that we recognized in the applicable fiscal year for financial statement reporting purposes in accordance with FAS 123R. These amounts disregard the estimate of forfeitures related to service-based vesting conditions. For a discussion of our valuation assumptions, see Note (2)(l) to our consolidated financial statements included in our annual report on Form 10-K for fiscal 2008, filed with the SEC on August 28, 2008.

(2)
Amounts represent performance-based cash incentive awards pursuant to our executive incentive compensation plan. The amounts earned based on fiscal 2007 performance were paid in fiscal 2008. A portion of the incentive award granted pursuant to our executive incentive compensation plan was awarded as equity following our fiscal 2007 year end and is, therefore, not reflected in the table. See "—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual Incentive Awards Program" above.

(3)
Mr. Kopnisky and Mr. Tarr did not receive any additional compensation in their capacity as directors.

(4)
Represents the value of our contribution on behalf of Mr. Kopnisky to our 401(k) savings plan in an amount of $10,400 and the value of reimbursement with respect to parking expenses of $5,874, which includes a tax gross-up of $1,884.

(5)
Represents the value of reimbursement of relocation expenses of $65,689, which includes a tax gross-up of $19,489, the value of our contribution on behalf of Mr. Kopnisky to our 401(k) savings plan in an amount of $12,098, the value of reimbursement with respect to parking expenses of $6,798, which includes a tax gross-up of $2,838, and the value of reimbursement with respect to the personal use of a private airplane of $2,436.

(6)
Represents the value of our contribution on behalf of Mr. Tarr to our 401(k) savings plan in an amount of $12,099 and the value of reimbursement with respect to parking expenses of $5,874, which includes a tax gross-up of $1,884.

(7)
Represents the value of our contribution on behalf of Mr. Tarr to our 401(k) savings plan in an amount of $13,500 and the value of reimbursement with respect to parking expenses of $6,798, which includes a tax gross-up of $2,838.

(8)
Represents the value of our contribution on behalf of Mr. Hupalo to our 401(k) savings plan in an amount of $13,800 and the value of reimbursement with respect to parking expenses of $3,355, which includes a tax gross-up of $1,075.

(9)
Represents the value of our contribution on behalf of Mr. Hupalo to our 401(k) savings plan in an amount of $13,500 and the value of reimbursement with respect to parking expenses of $3,605, which includes a tax gross-up of $1,505.

(10)
Represents the value of our contribution on behalf of Ms. Bowen to our 401(k) savings plan.

(11)
Represents the value of our contribution on behalf of Ms. Bowen to our 401(k) savings plan.

(12)
Mr. Johnson joined our company in January 2007.

(13)
Represents the value of our contribution on behalf of Mr. Johnson to our 401(k) savings plan in an amount of $20,875 and the value of reimbursement with respect to parking expenses of $3,355, which includes a tax gross-up of $1,075.

(14)
Mr. Hawley left our company in February 2008.

(15)
In connection with Mr. Hawley's separation, we agreed to accelerate the vesting of 19,125 restricted stock units. The acceleration of those restricted stock units resulted in the recognition of $254,607 in compensation expense under FAS 123R.

(16)
Represents the value of our contribution on behalf of Mr. Hawley to our 401(k) savings plan in an amount of $8,824, the value of reimbursement with respect to parking expenses of $2,317, which includes a tax gross-up of $747, and severance costs paid of $146,666.

(17)
Represents the value of our contribution on behalf of Mr. Hawley to our 401(k) savings plan in an amount of $13,500 and the value of reimbursement with respect to parking expenses of $3,077, which includes a tax gross-up of $977.

(18)
Ms. Stark left our company in June 2008.

(19)
In connection with Ms. Stark's separation, we agreed to accelerate the vesting of 10,500 restricted stock units. The acceleration of those restricted stock units resulted in the recognition of $212,642 in compensation expense under FAS 123R. We recognized a benefit of $5,866 in fiscal 2008 in connection with the cancellation of restricted stock units granted prior to fiscal 2008.

(20)
Represents the value of reimbursement of relocation expenses of $24,056, which includes a tax gross-up of $9,516, and the value of our contribution on behalf of Ms. Stark to our 401(k) savings plan in an amount of $6,225.

(21)
Represents the value of reimbursement of relocation expenses of $22,405, which includes a tax gross-up of $1,249, and the value of our contribution on behalf of Ms. Stark to our 401(k) savings plan in an amount of $17,600.

        See "—Executive Employment Agreements" below for a discussion of executive employment agreements, which set forth minimum base salaries and target bonuses and other terms of employment.

        See "—Compensation Discussion and Analysis" above for a discussion of annual incentive awards that may be granted pursuant to our executive incentive compensation plan.

        We allocate compensation between cash compensation, such as salary and annual incentive awards, and long-term equity incentive compensation to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders.

        See the narrative disclosure below under "—Grants of Plan-Based Awards" for a description of the material terms of stock and option awards granted under our 2003 stock incentive plan.

        The table above does not include perquisites and other personal benefits, or property received by each of the NEOs that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all of our employees. These benefits include health and dental insurance, life and accidental death and dismemberment insurance, disability insurance, medical and dependent care flexible spending accounts, tuition reimbursement and an employee assistance plan.

Fiscal 2008 Grants of Plan-Based Awards

					All Other Stock Awards: Number of Shares of Stock or Units(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Grant Date Fair Value of Stock and Option Awards(3)
	Grant Date
Name		Threshold	Target	Maximum(1)
Jack L. Kopnisky	8/14/07	$0	$1,000,000	20%	—		$—
	8/14/07	—	—	—	12,500	(4)	411,250
	8/14/07	—	—	—	12,500	(5)	411,250
Peter B. Tarr	8/14/07	0	1,000,000	20	—		—
	8/14/07	—	—	—	12,500	(4)	411,250
	8/14/07	—	—	—	12,500	(5)	411,250
John A. Hupalo	8/14/07	0	550,000	15	—		—
	8/14/07	—	—	—	9,000	(4)	296,100
	8/14/07	—	—	—	9,000	(5)	296,100
Anne P. Bowen	8/14/07	0	315,000	7.5	—		—
	8/14/07	—	—	—	6,000	(4)	197,400
	8/14/07	—	—	—	6,000	(5)	197,400
Greg D. Johnson	8/14/07	0	315,000	7.5	—		—
	8/14/07	—	—	—	6,875	(4)	226,188
	8/14/07	—	—	—	6,875	(5)	226,188
Andrew J. Hawley	8/14/07	0	308,000	7.5	—		—
	8/14/07	—	—	—	6,000	(4)	197,400
	8/14/07	—	—	—	6,000	(5)	197,400
Sandra M. Stark	8/14/07	0	290,500	7.5	—		—
	8/14/07	—	—	—	6,000	(4)	197,400
	8/14/07	—	—	—	6,000	(5)	197,400

(1)
Percentages shown reflect the maximum portion of the total incentive pool under our executive incentive compensation plan allocated to each NEO. Within the first 90 days of fiscal 2008, the Section 162(m) subcommittee established the total maximum incentive pool under the plan to be five percent of our fiscal 2008 income from operations and allocated a maximum percentage of the incentive pool to certain classes of employees. Based on our fiscal 2008 operating results, no annual incentive awards were made under the executive incentive compensation plan.

(2)
Amounts shown reflect the number of restricted stock units granted to each NEO during fiscal 2008 under our 2003 stock incentive plan.

(3)
Amounts shown reflect the full grant date fair value of each restricted stock unit award, computed in accordance with FAS 123R.

(4)
The restricted stock units vest in four equal annual installments beginning on August 14, 2009, the second anniversary of the date of grant.

(5)
The restricted stock units will never vest because we failed to achieve pre-specified performance targets during fiscal 2008. The restricted stock units would have vested on June 30, 2011 (the "Vesting Date") with respect to all or a portion of the shares covered thereby depending on the achievement of specified revenue and/or earnings targets for fiscal 2008. The restricted stock units would have vested on the Vesting Date as to: (i) 50% of the shares covered thereby if the revenue target alone had been achieved, (ii) 50% of the shares covered thereby if the earnings target alone had been achieved and (ii) between 50% and 100% of the shares covered thereby if graduated revenue and earnings targets had been both achieved.

        See "—Executive Employment Agreements" below for a discussion of executive employment agreements, which set forth minimum target bonuses and other terms of employment.

        See "—Compensation Discussion and Analysis" above for a discussion of annual incentive awards granted pursuant to our executive incentive compensation plan.

        Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time the restricted stock units vest. Restricted stock unit awards to our executive officers generally vest in annual installments over three to five years. If the recipient engages in a competitive action, as defined in the restricted stock unit agreement, or upon termination of employment, unvested restricted stock units will automatically terminate and will be forfeited. Until shares of common stock are delivered at the time the restricted stock units vest, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents. The rights and interests in the restricted stock units may not be sold, assigned, encumbered or otherwise transferred except, in the event of death, by will or by the laws of descent and distribution. In the event the executive's employment with us is terminated by reason of death or disability, the award will be fully vested. In addition, if the executive's employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, the number of restricted stock units which will be vested will be determined as though the executive's employment had terminated on the day that follows the anniversary of the vesting start date that next follows the date of actual termination. The restricted stock unit agreements between our executive officers and us generally provide that the restricted stock units will become immediately vested in full if on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the 2003 stock incentive plan, the recipient's employment with us is terminated by the recipient for good reason, as defined in the restricted stock unit agreement, or is terminated by us or our successor without cause as defined in the restricted stock unit agreement.

        Other than our award to Mr. Meyers in August 2008, equity awards in recent years have been in the form of restricted stock units. Stock options previously granted to our executives typically vest with respect to one-fifth of the number of shares covered by the option on the date of grant and on each of the four succeeding anniversaries thereof. The term of the options is ten years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Except as our board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the participant, awards are exercisable only by the participant. If the recipient engages in a competitive action, as defined in the option agreement, unvested options will be forfeited. Upon termination of employment, the right to exercise the option will terminate three months after cessation of employment. The option is exercisable within one year following the date of death of the recipient by an authorized transferee, and if the recipient becomes disabled, the option will be exercisable until the expiration date of the option. The stock option agreements between our executive officers and us generally provide that the stock option will become immediately exercisable in full if on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the 2003 stock incentive plan, the recipient's employment with us is terminated by the recipient for good reason, as defined in the option agreement, or is terminated by us or our successor without cause, as defined in the option agreement.

        The terms of Mr. Meyers' stock options are described under "—Executive Employment Arrangements" and "—Potential Payments Upon Termination or Change of Control."

 Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Jack L. Kopnisky	—		—	—	—	125,000	(3)(4)(5)	$321,250
Peter B. Tarr	—		—	—	—	144,425	(6)(7)	371,172
John A. Hupalo	90,000	(8)	—	$4.67	3/3/2013	—		—
	—		—	—	—	53,625	(9)(10)(11)	137,816
Anne P. Bowen	—		—	—	—	27,000	(12)(13)(14)	69,390
Greg D. Johnson	—		—	—	—	13,625	(15)(16)	35,016
Andrew J. Hawley	—		—	—	—	—		—
Sandra M. Stark	—		—	—	—	—		—

(1)
Amounts reflect the number of shares of common stock underlying restricted stock units. Each restricted stock unit represents the right to receive one share of our common stock on the applicable vesting date. We do not pay dividends in respect of unvested restricted stock units.

(2)
The reported market value was calculated by multiplying $2.57, the closing price per share of our common stock on the New York Stock Exchange on June 30, 2008, by the number of shares of our common stock underlying the restricted stock units.

(3)
In September 2005, Mr. Kopnisky was awarded, at no cost, 112,500 restricted stock units. One-third of the original number of restricted stock units was scheduled to vest in three equal annual installments commencing on the second anniversary of the date of grant. We accelerated the vesting of 75,000 of these restricted stock units in connection with Mr. Kopnisky's separation from our company in August 2008.

(4)
In January 2006, Mr. Kopnisky was awarded, at no cost, 37,500 restricted stock units. One-third of the original number of restricted stock units was scheduled to vest in three equal annual installments commencing on the third anniversary of the date of grant. We accelerated the vesting of these restricted stock units in connection with Mr. Kopnisky's separation from our company in August 2008.

(5)
In August 2007, Mr. Kopnisky was awarded, at no cost, 12,500 restricted stock units. One-fourth of the original number of restricted stock units was scheduled to vest in four equal annual installments commencing on the second anniversary of the date of grant. We accelerated the vesting of these restricted stock units in connection with Mr. Kopnisky's separation from our company in August 2008.

(6)
In July 2005, Mr. Tarr was awarded, at no cost, 219,876 restricted stock units. One-fifth of the original number of restricted stock units vested on July 11, 2006, and the remaining 175,900 restricted stock units vest in four equal annual installments ending on July 11, 2010.

(7)
In August 2007, Mr. Tarr was awarded, at no cost, 12,500 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the second anniversary of the date of grant.

(8)
In March 2003, Mr. Hupalo was awarded a stock option to purchase 450,000 shares of our common stock at a price of $4.67 per share, the fair market value of our common stock on the date of grant. The option vested with respect to one-fifth of the number of shares covered thereby on March 3, 2003 and each of the four succeeding anniversaries thereof.

(9)
In January 2006, Mr. Hupalo was awarded, at no cost, 30,000 restricted stock units. One-third of the original number of restricted stock units will vest in three equal annual installments commencing on the third anniversary of the date of grant.

(10)
In August 2006, Mr. Hupalo was awarded, at no cost, 19,500 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the anniversary of the date of grant.

(11)
In August 2007, Mr. Hupalo was awarded, at no cost, 9,000 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the second anniversary of the date of grant.

(12)
In August 2006, Ms. Bowen was awarded, at no cost, 18,000 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the anniversary of the date of grant.

(13)
In October 2004, Ms. Bowen was awarded, at no cost, 22,500 restricted stock units. One-third of the original number of restricted stock units vested on May 10, 2007, and the remaining 15,000 restricted stock units vest in two equal annual installments ending on May 10, 2009.

(14)
In August 2007, Ms. Bowen was awarded, at no cost, 6,000 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the second anniversary of the date of grant.

(15)
In January 2007, Mr. Johnson was awarded, at no cost, 6,750 restricted stock units. One-third of the original number of restricted stock units will vest in three equal annual installments commencing on the third anniversary of the date of grant.

(16)
In August 2007, Mr. Johnson was awarded, at no cost, 6,875 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the second anniversary of the date of grant.

Fiscal 2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jack L. Kopnisky	—	—	37,500	$1,168,125
Peter B. Tarr	—	—	43,975	1,740,970
John A. Hupalo	—	—	4,875	157,414
Anne P. Bowen	—	—	4,500	145,305
	—	—	7,500	25,875
Greg D. Johnson	—	—	—	—
Andrew J. Hawley	—	—	4,125	133,196
			15,000	180,450
			4,125	49,624
Sandra M. Stark	—	—	4,500	145,305
			12,000	30,840
			9,000	23,130

(1)
The reported value realized on vesting was calculated by multiplying the closing price per share of our common stock on the New York Stock Exchange on the applicable vesting date by the number of shares of our common stock underlying the restricted stock units vesting on that date.

Potential Payments Upon Termination or Change of Control

        The following table describes the potential payments, benefits and acceleration of vesting applicable to restricted stock unit awards under our 2003 stock incentive plan and our letter agreements with each of Messrs. Kopnisky, Tarr, Hupalo and Johnson and Ms. Bowen. The amounts shown below assume that the termination of each executive is effective as of June 30, 2008. Actual amounts payable to each executive listed below upon his or her termination can only be determined definitively at the time of each executive's actual departure. For information relating to compensation earned by each of our named executive officers, see the section of this proxy statement entitled "—Compensation of Our Executive Officers—Summary Compensation Table." For information relating to severance benefits provided to Mr. Hawley and Ms. Stark in connection with their separation from our company, see "—Executive Employment Agreements" below.

				Following a Change in Control(1)(2)
Name	Benefit	Termination Without Cause(1)		Termination Without Cause or For Good Reason Within Two Years		Resignation or Termination Without Cause at any Time		Termination as a Result of Death or Disability(1)(3)
Jack L. Kopnisky	Severance Payments	$750,000	(4)(5)	$—		$—		$—
	Healthcare Benefits	17,941	(4)(6)	—		—		—
	Stock Vesting	96,375	(7)	321,250	(8)	—		321,250

	Total	864,316		321,250		—		321,250
Peter B. Tarr	Severance Payments	750,000	(9)(10)	—		750,000	(10)(11)	—
	Healthcare Benefits	17,941	(9)(12)	—		17,941	(11)(12)	—
	Stock Vesting	371,172	(9)(13)	—		371,172	(14)(15)	371,172

	Total	1,139,113		—		1,139,113		371,172
John A. Hupalo	Severance Payments	550,000	(16)(17)	—		—		—
	Healthcare Benefits	17,941	(12)	—		—		—
	Stock Vesting	38,229	(7)	137,816	(8)	—		137,816

	Total	606,170		137,816		—		137,816
Anne P. Bowen	Severance Payments	—		—		—		—
	Healthcare Benefits	—		—		—		—
	Stock Vesting	30,840	(7)	69,390	(8)	—		69,390

	Total	30,840		69,390		—		69,390
Greg D. Johnson	Severance Payments	225,000	(18)	—		—		—
	Healthcare Benefits	7,396	(18)	—		—		—
	Stock Vesting	—		35,016	(8)	—		35,016

	Total	232,396		35,016		—		35,016

(1)
Values presented for severance payments and healthcare benefits are based on the executive's base salary as of June 30, 2008, the type of insurance coverage and premiums in effect as of June 30, 2008 and the benefits, perquisites and services provided as of June 30, 2008. Values presented for stock vesting are based on the closing price of our common stock on June 30, 2008, or $2.57 per share.

(2)
In our 2003 stock incentive plan and our letter agreement with Mr. Tarr, we refer to a change in control as a reorganization event. "Reorganization event" is defined as (a) any merger or consolidation of the company with or into another entity as a result of which all of the common stock of the company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the common stock of the company for cash, securities or other property pursuant to a share exchange transaction.

(3)
Represents acceleration in full of vesting of restricted stock units upon death or disability pursuant to restricted stock unit agreements with our executives. "Disability" is defined as the inability of the executive due to a medical reason to carry out his or her duties as an employee of the company for a period of six consecutive months.

(4)
Pursuant to a letter agreement between First Marblehead and Mr. Kopnisky, Mr. Kopnisky had the right to receive these benefits upon termination of his employment without cause, subject to execution of a mutually acceptable release. "Cause" was defined as the (a) failure to perform his duties to the company, which failure is not cured within 30 days notice, (b) failure to relocate to the Boston area within one year of commencing employment, (c) breach of fiduciary duties, (d) dishonesty, willful misconduct or gross negligence that is reasonably likely to be materially injurious to the company's business or reputation or (e) the conviction of a crime that constitutes a felony. In September 2008, we entered into an agreement with Mr. Kopnisky pursuant to which we agreed to pay Mr. Kopnisky severance benefits in the form of continuation of his base salary of $500,000 for a period of twelve months, accelerate the vesting of 125,000 restricted stock units previously granted to him and continue health and dental coverage until August 31, 2009.

(5)
Represents continuation of salary for 12 months plus a pro-rated share of the bonus he would have been entitled to receive based on the number of months he was employed during the fiscal year.

(6)
Represents the amounts payable for the continuation of health and dental benefits under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA law, for one year.

(7)
Represents acceleration of vesting of restricted stock units pursuant to the terms of the executive's restricted stock unit agreements upon termination without cause. "Cause" is defined as unsatisfactory job performance as determined by the company, willful misconduct, fraud, gross negligence, disobedience or dishonesty. Pursuant to the terms of the executive's restricted stock unit agreements, the number of vested restricted stock units is determined as though the executive's employment had terminated on the day that follows the anniversary of the vesting start date that next follows the date of actual termination.

(8)
Represents acceleration in full of vesting of restricted stock units pursuant to the terms of the executive's restricted stock unit agreements if within two years after a reorganization event, the executive is terminated without cause or for good reason. "Cause" is defined as any (a) willful failure by the executive, which failure is not cured within 30 days of written notice to the executive from the company, to perform his or her material responsibilities to the company or (b) willful misconduct by the executive which affects the business reputation of the company. "Good reason" is defined as any significant diminution in the executive's title, authority or responsibilities from and after a reorganization event or any reduction in the annual cash compensation payable to the executive from and after the reorganization event or the relocation of the place of business at which the executive is principally located to a location that is greater than 50 miles from its location immediately prior to such reorganization event.

(9)
Pursuant to a letter agreement between First Marblehead and Mr. Tarr, Mr. Tarr has the right to receive these benefits upon termination of his employment without cause. "Cause" is defined as (a) failure to perform his duties to the company, which failure is not cured within 30 days of notice, (b) breach of fiduciary duties to the company or (c) conviction of a crime that constitutes a felony.

(10)
Represents a lump sum cash payment equal to annual base salary for the year in which termination occurred plus the maximum target bonus he would have been entitled to for such year.

(11)
Pursuant to a letter agreement between First Marblehead and Mr. Tarr, Mr. Tarr has the right to receive these benefits following a change in control upon termination of his employment without cause or his resignation. See footnote 9 for a definition of cause.

(12)
Represents amounts payable for the continuation of benefits for one year.

(13)
Represents acceleration in full of vesting of restricted stock units.

(14)
Pursuant to a letter agreement between First Marblehead and Mr. Tarr, Mr. Tarr has the right to receive this benefit upon a change in control.

(15)
Represents acceleration in full of vesting of restricted stock units immediately upon change in control event.

(16)
Pursuant to a letter agreement between First Marblehead and Mr. Hupalo, Mr. Hupalo has the right to receive these benefits upon termination of his employment without cause. "Cause" is defined as (a) the substantial failure to perform duties to the company, which failure is not cured within 30 days notice, (b) breach of fiduciary duties to the company or (c) conviction of a crime that constitutes a felony.

(17)
Represents continuation of salary for one year.

(18)
Pursuant to a letter agreement between First Marblehead and Mr. Johnson, Mr. Johnson has the right to receive these benefits in the event of involuntary termination without cause.

  Mr. Meyers

Severance Benefits.    Mr. Meyers's employment is terminable by either us or Mr. Meyers. Under the terms of his employment agreement, if Mr. Meyers's employment is terminated by us without cause, as defined in his employment agreement, or if Mr. Meyers terminates his employment for good reason, as defined in his employment agreement, subject to signing a general release of claims, (1) all stock options and other stock-based awards held by Mr. Meyers will become fully exercisable or nonforfeitable, (2) Mr. Meyers will receive $1,000,000 plus all unearned accrued compensation if we have achieved positive cash flow from operations and profit from operations during the fiscal quarter in which termination occurs or cumulatively for such fiscal quarter and any prior fiscal quarters in such year, (3) he will be eligible to continue to participate in our group health, dental and vision program for 18 months, which shall reduce and count against Mr. Meyers's rights under the COBRA, (4) he will be entitled to receive a $1,000,000 lump sum payment, and (5) his stock options shall be exercisable until August 17, 2018.

         Change in Control.    In connection with a reorganization event, as defined in the relevant stock option agreements, Mr. Meyers' stock options must be assumed, or a substantially equivalent option must be substituted, by the acquiring or succeeding corporation. With respect to any reorganization event in connection with which there is a Roll-In Transaction, as defined below, Mr. Meyers will generally be entitled to specific performance of the obligation to have his stock options assumed or substituted. Mr. Meyers will not, however, be entitled to an order or injunction requiring or seeking the rescission of, modification of, or prevention of the entry into or consummation of, such Roll-In Transaction.

        For purposes of Mr. Meyers' stock option agreements, "Roll-In Transaction" means any transaction, series of transactions or other arrangement pursuant to which two or more holders of more than 1%, but less than all, of our issued and outstanding common stock or other equity interests agree, or are allowed, to exchange or contribute their existing equity and in consideration continue therefore, as an equity owner in us or our successor in the reorganization transaction.

        Except in a Roll-In Transaction, Mr. Meyers will not be entitled to any equitable relief in connection with any actual or threatened breach or violation of this provision in his stock option agreements. Mr. Meyers' remedy for any such actual or threatened breach or violation shall be to seek money damages, if any, for any actual breach or violation.

         Tax Gross-Up.    In the event that any payment or distribution by us to or for the benefit of Mr. Meyers would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Meyers will be entitled to receive a gross-up payment such that the net amount retained by Mr. Meyers, after deduction of any excise tax, any federal, state and local income tax, employment tax and excise tax upon any payment made, together with any interest and/or penalties assessed, will be equal to the pre-tax amount of such payments.

Executive Employment Agreements

         Mr. Kopnisky.    Mr. Kopnisky served as our Chief Executive Officer, President and Chief Operating Officer pursuant to a letter agreement dated August 16, 2005. The letter agreement provided that Mr. Kopnisky would receive an annual base salary of $500,000, and Mr. Kopnisky's target bonus would be 100% of base salary. In addition, Mr. Kopnisky was granted in September 2005, at no cost, 112,500 restricted stock units pursuant to our 2003 stock incentive plan. Mr. Kopnisky's employment was terminable by either us or Mr. Kopnisky. Under the terms of the letter agreement, if Mr. Kopnisky's employment were terminated by us without cause, we would provide Mr. Kopnisky with severance benefits in the form of (1) continuation of base salary, (2) reimbursement for continuation of health and dental coverage pursuant to COBRA law for one year and (3) payment at the time of payout of bonuses under our executive incentive compensation plan of an amount equal to the bonus Mr. Kopnisky would have been eligible to receive, pro-rated based upon the number of months during which Mr. Kopnisky was actively employed during the applicable fiscal year. In order to facilitate Mr. Kopnisky's move to the Boston area, we also agreed to provide Mr. Kopnisky with relocation assistance. We announced Mr. Kopnisky's resignation from First Marblehead in August 2008. In September 2008, we entered into an agreement with Mr. Kopnisky pursuant to which we agreed to pay Mr. Kopnisky severance benefits in the form of continuation of his base salary of $500,000 for a period of twelve months, accelerate the vesting of 125,000 restricted stock units previously granted to him and continue health and dental coverage until August 31, 2009.

         Mr. Meyers.    On August 18, 2008, we entered into an employment agreement with Mr. Meyers pursuant to which Mr. Meyers began serving on September 1, 2008, subject to subsequent regulatory approvals, as our president and chief executive officer and as a director. Mr. Meyers will receive an annual base salary of $1.00, provided that we will accrue an amount equal to $1,000,000 per fiscal year, without interest (the "Accrued Compensation"). The Accrued Compensation will be paid to Mr. Meyers at the discretion of the compensation committee or at such time that we first generate for a fiscal year (after taking into account accrual and payment of the Accrued Compensation) (1) positive cash flow from operations, and (2) profit from operations. Following the fiscal year in which we achieve such financial results, Mr. Meyers will receive a base salary of $1,000,000 per fiscal year. We will reimburse Mr. Meyers for all reasonable travel, entertainment and other expenses incurred or paid by Mr. Meyers in connection with the performance of his duties, responsibilities and services for us. Mr. Meyers will also have the opportunity to participate in our customary employee benefit plans, to the extent eligible.

        Pursuant to the 2008 Meyers' Option Plan, on August 18, 2008, Mr. Meyers was granted stock options to purchase:

  •
  2,000,000 shares of our common stock, at an exercise price of $6.00 per share, that will vest and become exercisable as to 25% of the shares underlying the stock option on each of the first, second, third and fourth anniversaries of August 18, 2008;

  •
  2,000,000 shares of our common stock, at an exercise price of $12.00 per share, that will vest and become exercisable in full on November 16, 2008; and

  •
  2,000,000 shares of our common stock, at an exercise price of $16.00 per share, that will vest and become exercisable in full on November 16, 2008.

        The stock options were granted as inducement awards pursuant to the 2008 Meyers' Option Plan, which was not approved by our stockholders. Each of the stock options will vest and become exercisable in full (1) if the closing sale price of our common stock is at least 150% of the exercise price of the applicable option for a period of five consecutive trading days, assuming the trading on each day is not less than 90% of the average daily trading volume for the prior three months prior to such five day period, (2) in the event of Mr. Meyers' death or disability, as defined in his employment agreement, or (3) in the event that Mr. Meyers' employment is terminated by us without cause, as defined in his employment agreement, or by Mr. Meyers with good reason, as defined in his employment agreement. In addition, subject to certain conditions set forth in his employment agreement, the $6.00 stock options may be exercised beginning 90 days after August 18, 2008 prior to vesting, provided that the unvested shares issued will be held in escrow by us and will be subject to a repurchase option. Each of the stock options will expire on August 17, 2018.

        We have included additional detail about Mr. Meyers' severance and change of control benefits under the caption "—Potential Payments Upon Termination or Change of Control."

         Mr. Tarr.    Mr. Tarr serves as our Chairman of the Board of Directors pursuant to a letter agreement dated June 10, 2005. The letter agreement provides that Mr. Tarr will receive an annual base salary of $800,000, and he is expected to receive annual cash incentive compensation in the amount of 50% to 100% of his annual base salary. The compensation committee of the board of directors approved Mr. Tarr's base salary of $1,000,000 for fiscal 2008, although Mr. Tarr voluntarily reduced his annual base salary to $750,000 in January 2008. In addition, Mr. Tarr was granted in July 2005, at no cost, restricted stock units pursuant to our 2003 stock incentive plan having a fair market value of $5,000,000, based on the closing price of our common stock on the New York Stock Exchange on the date of grant, or 219,876 restricted stock units. Mr. Tarr's employment is terminable by either us or Mr. Tarr. Under the terms of the letter agreement, if Mr. Tarr's employment is terminated by us without cause, all of his restricted stock units will immediately vest in full, and he will be entitled to (1) a lump sum payment equal to his annual base salary plus his maximum target bonus for such year and (2) continuation of benefits for one year. In the event of a reorganization event, as defined in the 2003 stock incentive plan, all of Mr. Tarr's restricted stock units will immediately vest in full. In addition, if Mr. Tarr resigns or his employment is terminated without cause following a reorganization event, he will be entitled to (1) a lump sum payment equal to his annual base salary plus his maximum target bonus for such year and (2) continuation of benefits for one year.

         Mr. Hupalo.    Mr. Hupalo serves as our Senior Executive Vice President, Chief Financial Officer and Group Head, Capital Markets pursuant to a letter agreement dated February 24, 2003, as amended on October 14, 2005. The letter agreement provides that Mr. Hupalo's compensation will include direct annual cash compensation of $400,000 and not less than $200,000 in annual cash incentive compensation to be paid on each anniversary date of his employment. The compensation committee of the board of directors approved Mr. Hupalo's base salary for fiscal 2008 to be $550,000. Under the 2003 letter agreement, Mr. Hupalo was granted a stock option to purchase 450,000 shares of common stock pursuant to our 1996 stock option plan. Under the terms of the letter agreement, if Mr. Hupalo's employment is terminated by us without cause, we will provide Mr. Hupalo with severance benefits in the form of (1) continuation of base salary and (2) continuation of benefits for one year.

         Ms. Bowen.    Ms. Bowen served as our Executive Vice President and Chief Administrative Officer pursuant to a letter agreement dated April 28, 2004. The letter agreement provided that Ms. Bowen's compensation would include direct annual cash compensation of $400,000 and a target annual bonus award of up to 30% of earned salary for the performance year. The compensation committee of the board of directors approved Ms. Bowen's base salary for fiscal 2008 to be $450,000. In addition, Ms. Bowen was granted in October 2004, at no cost, 22,500 restricted stock units pursuant to our 2003 stock incentive plan.

         Mr. Johnson.    Mr. Johnson served as our Executive Vice President and Chief Marketing Officer pursuant to a letter agreement dated December 11, 2006. The letter agreement provided that Mr. Johnson's compensation would include direct annual cash compensation of $450,000 and a target annual bonus award of up to 70% of earned salary for the performance year. In addition, the letter agreement provided for a sign-on bonus of $150,000 and a minimum bonus of $150,000 for fiscal 2007. The compensation committee of the board of directors approved an annual base salary for Mr. Johnson of $450,000 for fiscal 2008. In addition, Mr. Johnson was granted in January 2007, at no cost, 6,750 restricted stock units pursuant to our 2003 stock incentive plan.

         Mr. Hawley.    Mr. Hawley served as our Executive Vice President, Client Services and President, First Marblehead Education Resources, Inc. pursuant to a letter agreement dated April 9, 2004. The letter agreement provided that Mr. Hawley's compensation would include direct annual cash compensation of $400,000 and a target annual bonus award of up to 30% of earned salary for the performance year. In addition, Mr. Hawley was granted in October 2004, at no cost, 22,500 restricted stock units pursuant to our 2003 stock incentive plan. In connection with Mr. Hawley's separation from our company, we agreed to pay Mr. Hawley severance benefits in the form of continuation of his base salary for a period of nine months, accelerate the vesting of 19,125 restricted stock units previously granted to him, provide an allowance of up to $30,000 to cover outplacement services and continue health and dental coverage through November 2008.

         Ms. Stark.    Ms. Stark served as our Executive Vice President, Business development pursuant to a letter agreement dated December 5, 2005. The letter agreement provided that Ms. Stark's compensation would include direct annual cash compensation of $400,000 and a target annual bonus award of up to 70% of earned salary for the performance year. In addition, Ms. Stark was granted in January 2006, at no cost, 18,000 restricted stock units pursuant to our 2003 stock incentive plan. In connection with Ms. Stark's separation from our company, we agreed to pay Ms. Stark severance benefits in the form of continuation of her base salary for a period of six months, accelerate the vesting of 10,500 restricted stock units previously granted to her, pay the cost of outplacement services used prior to June 30, 2009 and continue health and dental coverage through December 31, 2008.

Compensation of Our Directors

        The following table sets forth information concerning compensation of our directors who are not also named executive officers for fiscal 2008.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation		Total
Leslie L. Alexander	$41,000	$115,230	$—		$156,230
Stephen E. Anbinder(2)	—	—	165,536	(3)	165,536	(3)
William R. Berkley	95,000	115,230	—		210,230
Dort A. Cameron III	41,000	115,230	—		156,230
Henry Cornell	40,000	53,640	—		93,640
George G. Daly	48,000	115,230	—		163,230
Peter S. Drotch	99,000	115,230	—		214,230
William D. Hansen	50,000	115,230	—		165,230

(1)
The grant date fair value of the 3,000 restricted stock units granted to each non-employee director was $115,230. Amounts shown do not reflect compensation actually received by the non-employee directors, but rather expense that we recognized in fiscal 2008 for financial statement reporting purposes in accordance with FAS 123R. The amounts disregard the estimate of forfeitures related to service-based vesting conditions. For a discussion of our valuation assumptions, see Note (2)(l) to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC on August 28, 2008. The following table shows the aggregate number of outstanding stock options and restricted stock units held by each of our non-employee directors as of June 30, 2008.

Name	Outstanding Stock Units	Outstanding Stock Options
Leslie L. Alexander	6,000	24,000
Stephen E. Anbinder	—	—
William R. Berkley	6,000	24,000
Dort A. Cameron III	3,000	24,000
Henry Cornell	—	—
George G. Daly	6,000	24,000
Peter S. Drotch	6,000	18,000
William D. Hansen	6,000	12,000

(2)
Mr. Anbinder, who retired as an employee on June 30, 2006 but continues to serve as vice chairman of the board of directors, will not be entitled to compensation for his service as a director until such time as he qualifies as an "independent director" under the rules of the New York Stock Exchange.

(3)
Mr. Anbinder served as a consultant to First Marblehead until December 31, 2007. Amounts represent $150,000 in consulting fees and $15,536 in reimbursement of health insurance.

        Prior to September 2006, non-employee directors were entitled to receive stock options under our 2002 director stock plan. Beginning in September 2006, in lieu of stock option grants under the director plan, our board of directors adopted a program providing for grants of stock units to non-employee directors under our 2003 stock incentive plan. Our 2002 director stock plan and stock unit program are described below. In addition, we may, in our discretion, grant stock options and other equity awards to our employee and non-employee directors under these stock plans or other future stock plans.

        Our compensation arrangements with our non-employee directors are set forth below. Directors who are employees receive no additional compensation for their service as directors. See "—Summary Compensation Table" above for disclosure relating to their compensation.

  Fees and Expenses

        Our non-employee directors receive an annual fee from us of $40,000. Directors do not receive any additional meeting fees for attending meetings of the board of directors, although they are reimbursed for expenses incurred in attending meetings of the board of directors, including reimbursement of $1.00 per mile for private air travel. We reimbursed a total of $30,408 during fiscal 2008 for private air travel.

        We pay our lead director, Mr. Berkley, and the chairman of the audit committee of our board of directors, Mr. Drotch, an additional annual fee of $50,000 in connection with their duties. Each member of the audit committee or compensation committee receives an additional $1,000 for attendance at each audit committee or compensation committee meeting.

  2002 Director Stock Plan

        Our director stock plan was adopted by our board of directors in September 2002 and by our stockholders in August 2003. Under the director stock plan, our non-employee directors have been eligible to receive non-statutory stock options to purchase shares of our common stock. A total of 300,000 shares of our common stock may be issued upon the exercise of options granted under the director stock plan. As of September 20, 2008, options to purchase 126,000 shares of common stock were outstanding under the director stock plan.

        Under the terms of the director stock plan, each non-employee director was granted an option to purchase 6,000 shares of common stock on the date of his or her initial election to our board of directors. In addition, each non-employee director received an option to purchase 6,000 shares of our common stock on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days.

        All options granted under the director stock plan vested immediately and had an exercise price equal to the closing price of our common stock on the last trading day immediately preceding the date of the option grant. An optionee may exercise his option only while he is a director and for 90 days after he ceases to be a director. Unexercised options expire ten years after the date of grant. Options granted under the director stock plan are not transferable or assignable other than by will or the laws of descent and distribution.

  Stock Unit Program

        Under the terms of the stock unit program, each non-employee director is entitled to receive 3,000 stock units under our 2003 stock incentive plan on the date of his or her initial election to our board of directors. In addition, each non-employee director is entitled to receive 3,000 stock units on September 20 of each year, if on such date the non-employee director has served on our board of directors for at least 180 days. Each stock unit represents the right to receive one share of our common stock. Previously, a director could elect to defer delivery of the underlying shares until the date 30 days after the date the director has ceased to serve as a director. Directors who made such a deferral election would also receive, at the time of delivery of their shares, a payment equal to: (1) the number of shares delivered multiplied by (2) the aggregate amount of cash dividends paid in respect of one share of our common stock to stockholders of record following each respective date of grant of the stock units. Beginning with the grants on September 20, 2008, directors may no longer make a deferral election.

        We have granted the following stock units to our non-employee directors:

  •
  On September 20, 2006, we granted 3,000 stock units to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen. All directors elected to defer delivery of their shares except Mr. Cameron.

  •
  On September 20, 2007, we granted 3,000 stock units to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen. All directors elected to defer delivery of their shares.

  •
  On September 20, 2008, we granted 3,000 stock units to each of Messrs. Alexander, Berkley, Cameron, Cornell, Daly, Drotch and Hansen.

  Effect of Change in Control

        In the event of a merger of First Marblehead with another entity or any exchange of all our common stock for cash, securities or other property, our board of directors will provide for all outstanding options under the director stock plan to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, our board of directors will provide that all unexercised options will become exercisable in full prior to the completion of the reorganization event and that these options will terminate upon completion of the event if not previously exercised. If our stockholders will receive cash in the reorganization event, our board of directors may instead provide that all options will terminate and be exchanged for cash. In the event of a proposed liquidation or dissolution of First Marblehead, our board of directors will provide that all then unexercised options under the director stock plan will become exercisable in full as of a specified time at least 10 business days prior to the effective date of the liquidation or dissolution and then terminate effective upon the liquidation or dissolution, if not previously exercised. Our board of directors may adjust each outstanding option upon a change in capitalization.

        Upon a reorganization event, we will issue to directors holding stock units a number of shares of our common stock equal to the number of stock units held by a non-employee director, and we will pay in cash any amounts credited for cash dividends paid in respect of such shares.

  Consulting Arrangement

        We entered into a letter agreement with Mr. Anbinder in June 2006 upon his retirement as an employee. The letter agreement provided that Mr. Anbinder would provide consulting, advisory and related services for the twelve-month period ending June 30, 2007, after which we extended the agreement through December 31, 2007. Mr. Anbinder agreed to devote at least 250 hours to the performance of his services, and we agreed to pay Mr. Anbinder fees of $25,000 per month. In the letter agreement, Mr. Anbinder affirmed his obligations under his invention, non-disclosure, non-competition and non-solicitation agreement with us, and we agreed to continue health insurance for Mr. Anbinder for the remainder of his life. Mr. Anbinder ceased providing consulting services to us in December 2007.

Compensation Committee Interlocks and Insider Participation

        The compensation committee currently consists of Messrs. Alexander, Berkley, Cameron, Daly and Hansen. None of Messrs. Alexander, Berkley, Cameron, Daly or Hansen has ever been an officer or employee of First Marblehead. Other than the arrangements described below under "—Certain Relationships and Related Transactions—Related Person Transactions," no member of the compensation committee had any relationship with us during fiscal 2008 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as one of our directors or as a member of our compensation committee.

        No executive officer, or associate of any executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No executive officer is related by blood, marriage or adoption to any other director or executive officer.

Certain Relationships and Related Transactions

  Policies and Procedures for Related Person Transactions

        Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which First Marblehead is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our lead director. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board's nominating and corporate governance committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction;

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  the approximate dollar value of the amount involved in the related person transaction;

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  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

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  whether the transaction was undertaken in the ordinary course of our business;

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  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

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  the purpose of, and the potential benefits to us of, the transaction; and

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  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in First Marblehead's best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (1) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (2) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and so do not receive any special benefits as a result of the transaction, (3) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (4) the amount involved in the transaction equals less than 2% of First Marblehead's annual consolidated gross revenues; and

  •
  a transaction that is specifically contemplated by provisions of First Marblehead's restated certificate of incorporation or by-laws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

  Related Person Transactions

Stephen E. Anbinder.    We entered into a letter agreement with Mr. Anbinder, one of our directors, in June 2006 upon his retirement as an employee. The letter agreement provided that Mr. Anbinder would provide consulting, advisory and related services for the twelve-month period ended June 30, 2007, after which we extended the agreement through December 31, 2007. Mr. Anbinder agreed to devote at least 250 hours to the performance of his services, and we agreed to pay Mr. Anbinder fees of $25,000 per month. In the letter agreement, Mr. Anbinder affirmed his obligations under his invention, non-disclosure, non-competition and non-solicitation agreement with us, and we agreed to continue health insurance for Mr. Anbinder for the remainder of his life. We paid Mr. Anbinder approximately $165,536 during fiscal 2008 pursuant to the letter agreement. Mr. Anbinder ceased providing consulting services to us in December 2007.

         William R. Berkley.    Associated Community Brokers, Inc. has served as our insurance agent in connection with our directors and officers liability insurance. Associated Community Brokers, Inc. is a wholly owned subsidiary of Associated Community Bancorp, Inc. William R. Berkley, our lead director, is the chairman of the board of directors, and majority shareholder, of Associated Community Bancorp. We paid Associated Community Brokers commissions of approximately $189,250 during fiscal 2008, and approximately $146,700 during fiscal 2007, in connection with our directors and officers liability insurance. We believe that these commissions were substantially the same as we would have paid to other insurance brokers for comparable insurance coverage.

        We paid approximately $223,236 to InsurBanc, an indirect subsidiary of W.R. Berkley Corporation, in connection with loan securitizations during fiscal 2008. In addition, we incurred approximately $96,360 of marketing costs in order to assist InsurBanc with the development and expansion of its loan program. Mr. Berkley, our lead director, is a director of InsurBanc. Mr. Berkley is also the chairman, chief executive officer, president and chief operating officer of W.R. Berkley Corporation and beneficially owns approximately 16% of its outstanding stock.

         Dort A. Cameron III.    At June 30, 2008, we had on deposit with The Milestone Funds, an open-end management investment company, approximately $30.9 million of cash equivalents in a treasury obligations portfolio. Milestone Capital Management, LLC, which serves as investment adviser to the portfolio, charges us its standard service fees based on our assets under management in the portfolio. In addition, approximately $70.4 million of investments and cash equivalents was invested by Milestone Capital Management, LLC on behalf of First Marblehead under an investment management agreement. Milestone Capital Management, LLC receives a fee for services it performs under this agreement. Immediate family members of one of our directors, Dort A. Cameron III, indirectly own approximately 65% in the aggregate of the membership interests of Milestone Capital Management, LLC. As a result, these family members would be entitled to receive a portion of any amounts distributed by Milestone Capital Management, LLC to its members, including any net income attributable to our investment in the portfolio or investment management agreement. The aggregate amount of net revenues (before expenses) that Mr. Cameron's family members could be entitled to receive in light of their membership interests during fiscal 2008 and the gross revenue attributable to our average historical assets under management in the portfolio during fiscal 2008 was $89,108. The aggregate amount of net revenues (before expenses) that Mr. Cameron's family members were entitled to receive in light of their membership interests during fiscal 2007 and the gross revenue attributable to our average historical assets under management in the portfolio during fiscal 2007 was $98,309.

         Henry Cornell.    Mr. Cornell, one of our directors, is a managing director of Goldman, Sachs & Co. Goldman, Sachs & Co. has provided, and may continue to provide, investment banking services to us from time to time. During fiscal 2008, Goldman, Sachs & Co. served as a joint bookrunner and lead manager of securitization transactions facilitated by us involving the issuance of approximately $2.9 billion in principal amount of asset-backed securities, for which it received fees of approximately $3.1 million. In addition, we paid $10.0 million to affiliates of Goldman, Sachs & Co. during fiscal 2008 in connection with a warehouse line of credit. We received aggregate gross proceeds from affiliates of GS Capital Partners of approximately $192.5 million in connection with sales of shares of our preferred stock in December 2007 and August 2008 and, in connection with such sales, we reimbursed expenses of approximately $6.0 million to such affiliates, including fees paid by such affiliates to Goldman, Sachs & Co.

         Daniel Meyers.    We paid approximately $7.8 million to Think Financial in marketing fees during fiscal 2008. Mr. Meyers, our chief executive officer and president and a director, was the chairman of the board of managers of Think Financial until his resignation effective August 31, 2008, and he owns approximately 40% of its outstanding capital stock. We paid the foregoing amount to Think Financial before Mr. Meyers became our president and chief executive officer and a director in September 2008. We did not have any business relationship with Think Financial during Mr. Meyers' previous tenure with us.

        All of the related person transactions described above that are of an ongoing nature are reviewed by our nominating and corporate governance committee periodically and at least annually.

OTHER INFORMATION

Principal Stockholders

        The following table presents information we know regarding the beneficial ownership of our common stock as of July 31, 2008 for each person, entity or group of affiliated persons whom we know to beneficially own more than five percent of our common stock. The table also sets forth such information for our named executive officers and directors, individually, and our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Securities that may be beneficially acquired within 60 days of July 31, 2008, including director stock units and restricted stock units vesting within 60 days of July 31, 2008, are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Unless otherwise indicated in the footnotes, applicable percentage of beneficial ownership is based on 98,929,647 shares of common stock outstanding as of July 31, 2008.

        Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Right to Acquire within 60 days of July 31, 2008		Percentage Beneficially Owned
Five Percent Stockholders
Leslie L. Alexander	18,268,349	(2)(3)	33,000	(3)	18.5%
The Goldman Sachs Group, Inc.		(4)		(4)	9.9	(4)
Delta Partners LLC	8,787,819	(5)	—		8.9
Alex.Brown Investment Management, LLC	7,065,682	(6)	—		7.1
Daniel Meyers	6,885,756	(7)	—		7.0
Quaker Capital Management Corporation	5,379,110	(8)	—		5.4
William R. Berkley	5,071,549	(3)(9)	33,000	(3)	5.1
Named Executive Officers
Jack L. Kopnisky	182,500	(10)	125,000	(10)	*
Peter B. Tarr	146,925	(11)	—		*
John A. Hupalo	188,202	(12)	94,875	(12)	*
Anne P. Bowen	17,809	(13)	4,500	(13)	*
Greg D. Johnson	—		—		*
Andrew J. Hawley	19,125	(14)	—		*
Sandra M. Stark	10,500	(15)	—		*
Directors
Leslie L. Alexander	18,268,349	(2)(3)	33,000	(3)	18.5
Stephen E. Anbinder	3,006,585	(16)	—		3.0
William R. Berkley	5,071,549	(3)(9)	33,000	(3)	5.1
Dort A. Cameron III	968,400	(17)(18)	30,000	(18)	1.0
Henry Cornell		(4)(19)		(4)(19)	9.9	(4)
George G. Daly	33,000	(3)	33,000	(3)	*
Peter S. Drotch	27,000	(20)	27,000	(20)	*
William D. Hansen	21,000	(21)	21,000	(21)	*
Jack L. Kopnisky	182,500	(10)	125,000	(10)	*
Peter B. Tarr	146,925	(11)	—		*
All executive officers and directors as a group (14 persons)	37,742,399(2)(4)(7)(9)(11)(16)(17)(22)		406,625	(22)	38.0

*
Represents less than 1% of the outstanding shares of common stock.

(1)
Includes shares issuable pursuant to options, director stock units and restricted stock units exercisable or vesting within 60 days of July 31, 2008.

(2)
Includes 3,194,953 shares held by The Alexander 2003 Family Trust, of which Mr. Alexander may be deemed to be the beneficial owner.

(3)
Includes 24,000 shares issuable pursuant to options granted under our director stock plan and 3,000 stock units granted under our 2003 stock incentive plan on each of September 20, 2006, 2007 and 2008.

(4)
As of August 18, 2008, The Goldman Sachs Group, Inc. ("GS Group") may be deemed to beneficially own 9.9% of our outstanding common stock, consisting of (i) 84,356 shares of common stock acquired by Goldman, Sachs & Co. ("Goldman Sachs") or another wholly-owned broker or dealer subsidiary of GS Group in ordinary course trading activities, (ii) 68,060 shares of common stock held in managed accounts, (iii) 5,320,284 shares of common stock acquired by GS Parthenon A, L.P. and GS Parthenon B, L.P. (collectively, the "Purchasers") upon conversion of shares of our series A non-voting convertible preferred stock and (iv) such number of shares of common stock into which the shares of our series B non-voting convertible preferred stock ("Series B Preferred Stock") directly held by the Purchasers may be converted as would represent, together with other shares beneficially owned by GS Group or any other affiliates of the Purchasers, 9.9% of our outstanding common stock. In addition, GS Group may be deemed to beneficially own 3,000 shares of common stock that it holds directly. The Purchasers have agreed not to convert and hold Series B Preferred Stock if after giving effect to any such conversion, the Purchasers and their affiliates would own more than 9.9% of the outstanding shares of our common stock. Neither of GS Group nor Goldman Sachs has sole or shared voting power of shares of common stock held in managed accounts. Each of GS Group and Goldman Sachs disclaims beneficial ownership of shares of common stock held in managed accounts. This information is based on a Schedule 13D/A filed on August 20, 2008 with the SEC by GS Group and its affiliates. The address of GS Group and its affiliates is c/o Goldman Sachs, 85 Broad Street, New York, NY 10004.

(5)
This information is based on a Schedule 13G/A filed on February 12, 2008 with the SEC by Delta Partners LLC and its affiliates. Shares reported for Delta Partners, LLC and Charles Jobson include shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, Prism Partners QP, LP, and one separate account. Additional shares reported for Charles Jobson include shares beneficially owned by Tetra Capital Partners, LP, Tetra Offshore Fund, Ltd. and one separate account. The address of the entities and individuals affiliated with Delta Partners LLC is One International Place, Suite 2401, Boston, Massachusetts 02110.

(6)
This information is based on a Schedule 13G filed on February 12, 2008 with the SEC by Alex.Brown Investment Management, LLC, which has an address of 217 E. Redwood Street, #1400, Baltimore, MD 21202.

(7)
Includes 150,000 shares of common stock held of record by The Daniel M. Meyers 2003 Qualified Annuity Trust, of which Mr. Meyers is sole trustee. Excludes shares issuable upon exercise of stock options granted to Mr. Meyers on August 18, 2008.

(8)
This information is based on a Schedule 13G filed on May 30, 2008 with the SEC by Quaker Management Corporation and certain affiliates. The address of Quaker Capital Management Corporation and its affiliates is 601 Technology Drive, Suite 310, Canonsburg, Pennsylvania 15317.

(9)
Includes 193,517 shares held by the William R. Berkley 2006 Grantor Retained Annuity Trust (the "2006 GRAT"), 256,483 shares held by the William R. Berkley 2007 Grantor Retained Annuity Trust (the "2007 GRAT"), 375,000 shares held by Berkley Peninsula LLC ("Berkley Peninsula") and 787,024 shares held by The Berkley Family Foundation, Inc. (the "Berkley Foundation").

  Mr. Berkley is the trustee of the 2006 GRAT and 2007 GRAT and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley disclaims beneficial ownership of the shares held by the 2006 GRAT and the 2007 GRAT except, in each case, to the extent of any indirect pecuniary interest therein. Mr. Berkley is the Managing Director and sole owner of Berkley Peninsula and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley is the President of the Berkley Foundation and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley disclaims beneficial ownership of such shares. Also includes 323,977 shares pledged to secure indebtedness of William R. Berkley, LLC, of which Mr. Berkley is the Managing Director and sole owner.

(10)
Includes 125,000 shares issuable pursuant to restricted stock units vesting within 60 days of July 31, 2008. We agreed to accelerate the vesting of such restricted stock units as of September 1, 2008 in connection with Mr. Kopnisky's separation from our company.

(11)
Includes 15,000 shares held by Mr. Tarr's wife.

(12)
Includes 90,000 shares issuable pursuant to vested options and 4,875 shares issuable pursuant to restricted stock units vesting within 60 days of July 31, 2008.

(13)
Includes 4,500 shares issuable pursuant to restricted stock units vesting within 60 days of July 31, 2008.

(14)
We agreed to accelerate the vesting of 19,125 restricted stock units held by Mr. Hawley in February 2008 in connection with his separation from our company.

(15)
We agreed to accelerate the vesting of 10,500 restricted stock units held by Ms. Stark in July 2008 in connection with her separation from our company.

(16)
Includes 2,370,000 shares held by The Roxbury Management Company, LLC. Mr. Anbinder owns four voting units in The Roxbury Management Company, LLC, and the remaining 96 non-voting units are owned by Mr. Anbinder's family members or family trusts. Mr. Anbinder is the sole manager of The Roxbury Management Company, LLC. Reported ownership excludes 127,500 shares held by the Anbinder Family Foundation, for which Mr. Anbinder is one of four trustees.

(17)
Includes 240,000 shares held by Mr. Cameron's wife.

(18)
Includes 24,000 shares issuable pursuant to options granted under our director stock plan and 3,000 stock units granted under our 2003 stock incentive plan on each of September 20, 2007 and 2008.

(19)
Mr. Cornell is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is a wholly owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). Mr. Cornell disclaims beneficial ownership of the securities beneficially owned by GS Group except to the extent of his pecuniary interest therein, if any.

(20)
Includes 18,000 shares issuable pursuant to options granted under our director stock plan and 3,000 stock units granted under our 2003 stock incentive plan on each September 20, 2006, 2007 and 2008.

(21)
Includes 12,000 shares issuable pursuant to options granted under our director stock plan and 3,000 stock units granted under our 2003 stock incentive plan on each September 20, 2006, 2007 and 2008.

(22)
Includes 216,000 shares issuable pursuant to stock options and 190,625 shares issuable pursuant to restricted stock units.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. We are required to disclose any late filings of such reports. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during fiscal 2008, the reporting persons complied with all Section 16(a) filing requirements on a timely basis.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding." This means that only one copy of either the notice of Internet availability of proxy materials or our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call, write or email us at:

      The First Marblehead Corporation
      The Prudential Tower
      800 Boylston Street, 34th Floor
      Boston, Massachusetts 02199
      Attention: Investor Relations
      (800) 895-4283
       info@firstmarblehead.com

        If you would like to receive separate copies of the notice of Internet availability of proxy materials or the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, phone number or email address.

        The board hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By order of the Board of Directors,

Gregory M. Woods Secretary

September 19, 2008

The First Marblehead Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

A.    Proposals – The Board of Directors recommends a vote FOR all director nominees and FOR Proposal 2.

1.	To elect nine Directors:	FOR	WITHHOLD
	01—Stephen E. Anbinder	☐	☐
	02—William R. Berkley	☐	☐
	03—Dort A. Cameron III	☐	☐
	04—Henry Cornell	☐	☐
	05—George G. Daly	☐	☐
	06—Peter S. Drotch	☐	☐
	07—William D. Hansen	☐	☐
	08—Daniel M. Meyers	☐	☐
	09—Peter B. Tarr	☐	☐

2.	To ratify the appointment of KPMG LLP as The First Marblehead Corporation's independent registered public accounting firm for the fiscal year ending June 30, 2009.	FOR ☐	AGAINST ☐	WITHHOLD ☐

B.    Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Note: The signature(s) on this proxy should correspond exactly with the stockholder's name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Proxy—The First Marblehead Corporation

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 6, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) John A. Hupalo and Peter B. Tarr, and each of them, attorneys of the undersigned (the "proxy holders"), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2008 annual meeting of stockholders (the "Meeting") of The First Marblehead Corporation (the "Company") to be held at the offices of its corporate counsel, WilmerHale, located at 60 State Street, Boston, Massachusetts 02109, at 12:00 p.m. (local time), on Thursday, November 6, 2008, and any adjourned sessions thereof, and (2) vote all shares of common stock of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. Each of the following matters is proposed by the Company, and none of the matters is related to or conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

If this proxy is properly executed, the shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any of the director nominees or proposal 2 specified on the reverse side, this proxy will be voted "FOR" each director nominee and "FOR" proposal 2.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE